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                                                                   Exhibit 10.51

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                     AMENDED AND RESTATED CREDIT AGREEMENT

     This Amended and Restated Credit Agreement, dated as of December 21, 1998, is among PLATINUM technology, inc., the Lenders signatory hereto and American National Bank and Trust Company of Chicago, as Agent. The parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------
     As used in this Agreement:

     "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any partnership, association, entity, firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

     "Advance" means a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Loans made on the same Borrowing Date (or date of conversion or continuation) by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Advances, for the same Eurodollar Interest Period.

     "Affiliate" means each of the following: (i) any other "Person" (as defined below in this Article) that directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person; and (ii) any other Person that is or becomes a general partner or joint venturer in such Person. For purposes of this Agreement, a Person shall "control" another Person if the controlling Person either owns fifty percent (50%) or more of any class of voting securities (or other ownership interests) of the controlled Person, or possesses, directly or indirectly, the power to direct or cause the direction of management and policies of the applicable Person, whether through ownership of securities or other interests, by contract, trust or otherwise. Each general partner of a Person which is a partnership shall be deemed to have control of such Person.
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     "Agent" means American National Bank and Trust Company of Chicago in its
capacity as agent for the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to
Article XI.

     "Aggregate Commitment" means an amount in U.S. Dollars equal to the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

     "Agreement" means this credit agreement, as it may be amended, restated, or modified and in effect from time to time.

     "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Base Rate for such day and (ii) the sum of Federal Funds Effective Rate for such day plus 1% per annum, changing when and as the Alternate Base Rate changes.

     "Alternate Base Rate Advance" means an Advance which bears interest at the Alternate Base Rate.

     "Alternate Base Rate Loan" means a Loan which bears interest at the Alternate Base Rate.

     "ANB" means American National Bank and Trust Company of Chicago in its individual capacity, and its successors.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Authorized Officer" means any one of the Senior Vice President, Tax and Treasury (William Gecsey), Executive Vice President and Chief Financial Officer (Michael P. Cullinane), and Senior Vice President and Corporate Controller (Kenneth Mueller) of the Borrower, acting singly.

     "Available Commitment" means, at any time of determination, the Aggregate Commitment minus the Facility Letter of Credit Obligations.

     "Base Rate" means a rate per annum announced publicly by ANB from time to time as its "base rate" or "prime rate" which "base rate" or "prime rate" may not necessarily be the lowest rate charged by ANB to any of its customers; such Base Rate to change simultaneously with any change in such "base rate" or "prime rate".

     "Borrower" means PLATINUM technology, inc., a Delaware corporation, and its successors and assigns.

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     "Borrowing Date" means a date on which an Advance is made hereunder.

     "Borrowing Notice" is defined in Section 2.8.

     "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

     "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

     "Capitalized Software" means at any date, the amount of the asset shown as Purchased and Developed Software on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

     "Cash and Cash Equivalents" means the amount of the Borrower's and its Subsidiaries' (i) cash, (ii) investments in direct obligations of the United States government or any agency thereof, or obligations guaranteed by the United States government or any agency thereof, (iii) investments in commercial paper rated in the highest grade by a nationally recognized credit rating agency, (iv) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $100,000,000, and (v) investments in corporate or municipal debt obligations rated "A" (or its equivalent) or higher by a nationally recognized credit rating agency and classified as cash or cash equivalents under GAAP, provided in each case that such investment matures within one year from the date of acquisition thereof by the Borrower or a Subsidiary. The amount of all such investments shall be calculated at the market value of such investment on the date of calculation.

     "Change in Control" is defined in Section 2.18.

     "Change in Control Notice" is defined in Section 2.18.

     "Charges" shall mean all national, federal, state, county, parish, city, municipal or other Governmental Authority (as defined below in this Article) taxes, levies, assessments, charges, liens, claims, fees or encumbrances (including but not limited to

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those imposed by the PBGC (as defined below in this Article), upon or related to: (i) the ownership or use of any of Borrower's or a Subsidiary's assets, whether fixed, personal or intangible; (ii) any of Borrower's or a Subsidiary's payroll, income or gross receipts, (iii) the Obligations (as defined below in this Article); or (iv) any other aspect of Borrower's or a Subsidiary's business.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Collateral Shortfall Amount" is defined in Section 9.1.

     "Commercial Letter of Credit" means any Facility Letter of Credit issued for the purpose of providing the principal payment mechanism in connection with the purchase of goods by the Borrower in the ordinary course of business.

     "Commitment" means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 13.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

     "Condemnation" is defined in Section 8.8.

     "Contingent Obligation" means any obligation of such Person which guarantees or is intended to guarantee any Indebtedness (as defined below in this Article), leases, dividends, distributions or other payment or performance obligations (collectively "Primary Obligations") of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly. The Contingent Obligations of a Person shall include, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such Primary Obligation or any property constituting direct or indirect security therefor; (ii) to advance or supply funds to such Primary Obligor or the Person to whom the Primary Obligor owes such Primary Obligation either (A) to purchase or to pay any such Primary Obligation or (B) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the Person to whom any such Primary Obligation is owed of the ability of the Primary Obligor to make payment of such Primary Obligation; or (iv) otherwise to assure or hold harmless the Person to whom such Primary Obligation is owed against loss in respect of such Primary Obligation. However, the term "Contingent Obligation" shall not include
(a) endorsements of instruments for deposit or collection in the ordinary course of business; (b) Rate Hedging Obligations incurred in the ordinary course of business for interest rate hedging purpose and not for speculation; (c) repurchase obligations with respect to obligations of, or guaranteed by, the United States government or any agency thereof; (d) ACH and wire transfer obligations incurred in the ordinary course of business and on terms customary in the industry; and (e) performance guarantees or other similar obligations (but not involving any guaranty of collection of the Receivables) entered into by the Borrower or a Material

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Subsidiary in connection with, and on terms customary under, Qualified
Receivables Transactions. For purposes of this Agreement, the amount of any Contingent Obligation shall be that amount which is equal to the stated or determinable amount of the Primary Obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect of such Primary Obligation (assuming such Person is required to perform thereunder), as reasonably determined by Lender. The Person with such Contingent Obligation shall provide Agent and the Lenders with such information, documents and instruments as they reasonably may request in connection with the determination of the amount of such Contingent Obligation.

     "Conversion/Continuation Notice" is defined in Section 2.9.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Current Liabilities" means the current liabilities of the Borrower and its Subsidiaries as calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

     "Default" means an event described in Article VIII.

     "Defaulting Lender" means any Lender that (i) on any Borrowing Date fails to make available to the Agent such Lender's Loans required to be made to the Borrower on such Borrowing Date or (ii) shall not have made a payment to the Issuer pursuant to Section 2.2.5(b). Once a Lender becomes a Defaulting Lender, such Lender shall continue as a Defaulting Lender until such time as such Defaulting Lender makes available to the Agent, the amount of such Defaulting Lender's Loans and/or to the Issuer, such payments due to the Issuer pursuant to 2.2.5(b) together with all other amounts required to be paid to the Agent and/or the Issuer pursuant to this Agreement.

     "Deferred Revenues" means the amount shown as Deferred Maintenance - Current and Long-Term on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

     "Environmental Affiliate" of a Person means any other Person whose liability for any Environmental Claim (as defined below in this Article) such Person has or may have retained, assumed or otherwise become liable for (contingently or otherwise), whether contractually, by operation of law or equity, or otherwise.

     "Environmental Approvals" means any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws (as defined below in this Article).

     "Environmental Claim" means, with respect to any Person, any notice, claim,

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demand or similar communication (written or oral) delivered to such Person by any other Person, alleging potential liability which reasonably could involve, in the aggregate, $15,000,000 or more, for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from: (i) the presence or release into the environment of any Material of Environmental Concern (as defined below in this Article), at any location, whether or not owned by the Person subject to such claim or (ii) circumstances, facts or events, which individually, collectively, or with notice, lapse of time or both, currently or in the future will form the basis of any violation or alleged violation of any Environmental Law.

     "Environmental Laws" means all federal, state, provincial, local and foreign laws, rules, decisions, regulations, ordinances, judgements, orders, decrees, plans, permits, injunctions, grants, concessions, franchises, licenses, agreements and other restrictions of any Governmental Authority, which relate to pollution, protection of human health or protection of the environment (such as but not limited to ambient air, surface water, ground water, land surface or subsurface strata), including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, clean-up or other remediation of Materials of Environmental Concern.

     "ERISA" means the Employee Retirement Income Security Act of l974, as amended from time to time, and any rule or regulation issued thereunder.

     "Eurodollar Advance" means an Advance which bears interest at a Eurodollar Rate.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars are being offered to prime banks in the London interbank market at 11:00 a.m., London time, two (2) Business Days prior to the first day of such Eurodollar Interest Period for delivery on the first day of such Eurodollar Interest Period for the number of months comprised therein and in an amount approximately equal to the principal amount of the Eurodollar Loans requested for such Eurodollar Interest Period, as determined by the Agent by reference to the Bloomberg Financial Market's terminal screen entitled "Official BBA LIBOR Fixings" or such other information vendor selected by the Agent for determining British Bankers' Association Interest Settlement Rates for Dollar deposits.
Each determination of Eurodollar Base Rate made by the Agent shall be conclusive and binding on the Borrower and the Lenders absent manifest error.

     "Eurodollar Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on the

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day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

     "Eurodollar Loan" means a Loan which bears interest at a Eurodollar Rate.

     "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by
(b) one minus the Reserve Requirement if any (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (ii) 1.25% per annum. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

     "Exchange Rate" means with respect to any non-U.S. Dollar currency on any date, the rate at which such currency may be exchanged into U.S. Dollars, as set forth on such date on the relevant Reuters currency page at or about 11:00 A.M., London time, on such date. In the event that such rate does not appear on any Reuters currency page, the "Exchange Rate" with respect to such non-U.S. Dollar currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Agent and the Borrower or, in the absence of such agreement, such "Exchange Rates" shall instead be the Agent's (or an Affiliate of the Agent's) spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such non-U.S. Dollar currency are then being conducted, at or about 10:00 A.M., local time, on such date for the purchase of U.S. Dollars with such non-U.S. Dollar currency, for delivery two Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

     "Facility Letter of Credit" means a Letter of Credit issued by the Issuer pursuant to Section 2.2.

     "Facility Letter of Credit Obligations" means, as at the time of determination thereof, an amount in U.S. Dollars equal to all liabilities, whether actual or contingent, of the Borrower with respect to the Facility Letters of Credit, including the sum of (a) Reimbursement Obligations and (b) the aggregate undrawn face amount of the outstanding Facility Letters of Credit.

     "Facility Termination Date" means December 20, 1999 or such earlier date as the Commitments may be terminated pursuant to Sections 2.5, 2.18 or 9.1.

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     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

     "GAAP" means generally accepted accounting principles as in effect from time to time.

     Governmental Authority Definitions. The following terms shall have the following meanings: (i) the term "United States" shall mean the United States of America, and all geographical territories and subdivisions of the United States of America; (ii) the term "Other Nations" shall mean each country, principality or other independent territory, and each subdivision thereof, which is not a part of the United States; (iii) the term "Supra-National Authority" shall mean the European Union, the United Nations, the World Court, the Commonwealth, the North Atlantic Treaty Organization, the General Agreement on Tariffs and Trade and all other multinational authorities or treaties, and all subdivisions and branches thereof, which have or may have from time to time jurisdiction over any of the parties to or any performance under this Agreement or any Loan Document (as defined below in this Article); and (iv) the term "Governmental Authority" shall mean any subdivision, agency, branch, court, administrative body, legislative body, judicial body, alternative dispute resolution authority or other governmental institution of (A) the United States,
(B) any state, municipality, county, parish, subdivision or territory of the United States, (C) all Other Nations, (D) any state, territory, county, province, municipality, parish or other subdivision of any Other Nations, and
(E) all Supra-National Authorities.

     "Guarantor" means each of Platinum Technology UK Limited and Platinum Technology GmbH and their successors and assigns and any other Person who executes a Guaranty after the date of this Agreement pursuant to Section 6.11, and "Guarantors" means more than one Guarantor.

     "Guaranties" means those certain Guaranties dated as of December 22, 1997 executed by the Guarantors in favor of the Agent, for the ratable benefit of the Lenders, as they may be amended or modified and in effect from time to time and any Guaranties executed hereafter in accordance with Section 6.11, and "Guaranty" means any one of the Guaranties.

     "Hazardous Substances" means any chemical, solid, liquid, gas or other substance having the characteristics identified in, listed under or designated pursuant to any of the following: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.A. (S)9601(14), as a "hazardous substance"; (ii) the Clean Water Act, 33 U.S.C.A. (S)1321(B)(2)(A), as a "hazardous substance"; (iii) the Clean

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Water Act, 33 U.S.C.A. (S)(S)1317(a) and 1362(13), as a "toxic pollutant"; (iv)
Table 1 of Committee Print Numbered 95-30 of the Committee on Public Works and Transportation of the United States House of Representatives as a "toxic pollutant"; (v) the Clean Air Act, 42 U.S.C.A. (S)7412(a)(1), as a "hazardous air pollutant"; (vi) the Toxic Substances Control Act, 15 U.S.C.A. (S)2606(f), as an "imminently hazardous chemical substance or mixture"; (vii) the Resource, Conservation and Recovery Act, 42 U.S.C.A. (S)(S)6903(5) and 6921, as a "hazardous waste"; or (viii) any other or successor laws as presenting a danger to the public health or welfare, to the environment, or otherwise requiring special handling, collection, storage, treatment, disposal or transportation. The term "Hazardous Substance" also shall include, without limitation: (i) petroleum, crude oil, gasoline, natural gas, liquefied natural gas, synthetic fuel, or other petroleum, oil or gas based products and by-products; (ii) nuclear, radioactive or atomic substances, mixtures, wastes, compounds, materials, elements, products or matters; or (iii) any other substance, mixture, waste, compound, material, element, product or matter that presents an imminent danger to the public health or welfare, or the environment, upon its release, use, disposal, processing, storage or transportation.

     "Indebtedness" means, without duplication, each of the following, whether primary, secondary, direct, indirect, absolute, contingent, fixed or otherwise, currently or subsequently owing, due or payable, however evidenced, created, incurred, acquired or owing, and however arising, whether by agreement (written or oral), at law, in equity or otherwise: (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables on terms of ninety (90) days or less incurred in the ordinary course of business of such Person); (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument; (iii) the principal component of all Capitalized Lease Obligations of such Person; (iv) the face amount of all Letters of Credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn under such Letters of Credit; (v) all indebtedness of any other Person secured by any "Lien" (as defined below in this Article) on any Property (as defined below in this Article) such Person owns, whether or not such indebtedness has been assumed;
(vi) all Contingent Obligations of such Person; (vii) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps, exchanges, and forward contracts and similar agreements; and (viii) liabilities in respect of unfunded vested benefits under Plans and Multiemployer Plans covered by Title IV of ERISA.

     "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

     "Investment Securities" means, at any date, the amount of the assets shown as

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Investment Securities on a consolidated balance sheet of the Borrower and its
Subsidiaries prepared in accordance with GAAP. The amount of all such investments shall be calculated at the market value of such investment on the date of calculation.

     "Issuer" means ANB and any successor issuer agreed to by the Borrower, the Agent and the Required Lenders.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

     "Lender's Office" shall mean the office of a Lender located at its address set forth in Section 8.3 below, or such other office as a Lender subsequently may designate in writing as such to the Borrower.

     "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

     "Letter of Credit Collateral Account" is defined in Section 2.2.7.

     "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement, preferential arrangement or interest of any kind or nature whatsoever (including, without limitation, any conditional sale, Capitalized Lease or other title retention agreement and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any Governmental Authority).

     "Loan" means, with respect to a Lender, such Lender's loan made pursuant to
Article II (or any conversion or continuation thereof).

     "Loan Documents" means this Agreement, the Notes and the other documents and agreements contemplated hereby and executed by the Borrower in favor of the Agent, the Issuer or any Lender.

     "Material Adverse Effect" means either an adverse claim, result or effect impacting Borrower or a Material Subsidiary which involves a liability, cost, or loss of $15,000,000 or more, individually or in the aggregate, or any other material adverse effect upon any of the following: (i) the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower and its consolidated Subsidiaries taken as a whole; (ii) the ability of Borrower to perform, or of the Agent or the Lenders to enforce, any of the Obligations, or (iii) the rights of the Agent or the Lenders under any of the Loan Documents.

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     "Material Subsidiary" means any Subsidiary which (i) represents more than
5% of the consolidated assets of the Borrower and Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 5% of the consolidated gross revenues (from operations) of the Borrower and its Subsidiaries as reflected in the consolidated financial statement of the Borrower and its Subsidiaries referred to in clause (i) above, all calculated in accordance with GAAP.

     "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, cleaning agents, toxic substances and all other Hazardous Substances.

     "Maximum Funding Amount" means the sum of (a) with respect to outstanding Receivables Investor Instruments that have fixed principal amounts, such principal amounts, and (b) with respect to Receivables Investor Instruments that have variable principal amounts, the Receivable Stated Amount thereof.

     "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

     "Note" means a promissory note, in substantially the form of Exhibit "A" hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

     "Notice of Assignment" is defined in Section 13.3.2.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all Facility Letter of Credit Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.

     "Participants" is defined in Section 13.2.1.

     "Payment Date" means the last day of each month.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Permitted Reorganization" means the reorganization of the Borrower and its Subsidiaries on terms and conditions described in Schedule 7.4, provided that such reorganization is effected pursuant to documentation and additional terms and conditions (if any) reasonably acceptable to the Required Lenders, including without limitation

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guaranties of the Obligations by each Material Subsidiary substantially in the form of Exhibit "F" hereto, along with appropriate resolutions and opinions of counsel, if requested by the Agent.

     "Person" means any individual, sole proprietorship, partnership, joint venture, union, unincorporated organization, firm, corporation, limited liability company, cooperative, association, trust or other enterprise or legally recognized entity, any Governmental Authority, and any agency, subdivision, department or instrumentality of any Governmental Authority.

     "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

     "Prior Credit Agreement" means that certain Credit Agreement dated as of December 22, 1997 among the Borrower, the Agent, and the Lenders defined therein, as amended from time to time prior to the date hereof.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "Pro Rata Share" means, for each Lender, the ratio such Lender's Commitment bears to the Aggregate Commitment.

     "Purchaser Money Note" means a promissory note evidencing the obligation of a Receivables Subsidiary to pay the purchase price for Receivables to Borrower or any other Seller in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than cash required to be held as reserves pursuant to Receivables Documents, amounts paid in respect of interest, principal and other amounts owing under Receivables Documents and amounts paid in connection with the purchase of newly generated Receivables.

     "Purchasers" is defined in Section 13.3.1.

     "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by Borrower or any other Seller pursuant to which Borrower or such other Seller may sell, convey or otherwise transfer to a Receivables Subsidiary (in the case of a transfer by Borrower or any other Seller) and any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables Program Assets (whether now existing or arising in the future); provided that:

          (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of a Receivables Subsidiary or Special Purpose Vehicle
(i) is guaranteed by the Borrower or any other Seller (excluding guarantees of obligations pursuant to

Standard Securitization Undertakings), (ii) is recourse to or obligates Borrower or any other Seller in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any Property or asset of the Borrower or any other Seller, directly or indirectly, contingently or otherwise, to the satisfaction of obligations incurred in such transactions, other than pursuant to Standard Securitization Undertakings,

          (b) neither the Borrower nor any other Seller has any material contract, agreement, arrangement or understanding with a Receivables Subsidiary or a Special Purpose Vehicle other than on terms no less favorable to the Borrower or such Seller than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and

         (c) the Borrower and the other Sellers do not have any obligation to maintain or preserve the financial condition of a Receivables Subsidiary or a Special Purpose Vehicle or cause such entity to achieve certain levels of operating results.

     "Quick Ratio" means the ratio of (i) the sum of Cash and Cash Equivalent, plus Current and Non-Current Investment Securities, plus net trade accounts receivable arising in the ordinary course of the Borrower's and its Subsidiaries' businesses, to (ii) Current Liabilities minus the current portion of Deferred Revenues, calculated on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP.

     "Receivable Stated Amount" means, with respect to a Receivables Investor Instrument, the maximum amount of the funding commitment with respect thereto.

     "Receivables" means all rights of the Borrower or any other Seller to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), which rights are identified in the accounting records of the Borrower or such Seller as accounts receivable.

     "Receivables Documents" means (a) a receivables purchase agreement, pooling and servicing agreement, credit agreement, agreements to acquire undivided interests or other agreement to transfer, or create a security interest in, Receivables Program Assets, in each case as amended, modified, supplemented or restated and in effect from time to time entered into by the Borrower, another Seller and/or a Receivables Subsidiary, and (b) each other instrument, agreement and other document entered into by the Borrower, any other Seller or a Receivables Subsidiary relating to the transactions contemplated by the items referred to in clause (a) above, in each case as amended, modified, supplemented or restated and in effect from time to time.

     "Receivables Investor Instruments" means trust certificates, purchased interests or any other securities, instruments or agreements evidencing an interest in the Receivables Program Assets held by a person other than the Borrower or its Subsidiaries.

     "Receivables Program Assets" means (a) all Receivables which are described as being transferred by the Borrower, another Seller or a Receivables Subsidiary pursuant to the Receivables Documents, (b) all Receivables Related Assets, and
(c) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses.

     "Receivables Program Obligations" means (a) notes, trust certificates, undivided interests, partnership interests or other interests representing the right to be paid a specified principal amount from the Receivables Program Assets, and (b) related obligations of the Borrower, another Seller or a Special Purpose Vehicle (including, without limitation, rights in respect of interest or yield, breach of warranty claims and expense reimbursement and indemnity provisions) and other Standard Securitization Undertakings.

     "Receivables Related Assets" means (a) any rights arising under the documentation governing or relating to Receivables (including rights in respect of Liens securing such Receivables and other credit support in respect of such Receivables), (b) any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited, (c) spread amounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Receivables Transaction, (d) any warranty, indemnity, dilution and other intercompany claim arising out of Receivables Documents and (e) other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

     "Receivables Subsidiary" means a special purpose wholly-owned Subsidiary of the Borrower or any Subsidiary of the Borrower created in connection with the transactions contemplated by a Qualified Receivables Transaction, which Subsidiary engages in no activities other than those incidental to such Qualified Receivables Transaction and which is designated as a Receivables Subsidiary by the Borrower's or such Subsidiary's, as the case may be, Board of Directors. Any such designation by such Board of Directors shall be evidenced by providing to the Agent a certified copy of the resolutions of such Board of Directors giving effect to such designation and an officer's certificate certifying, to the best of such officer's knowledge and belief after consulting with counsel, that such designation, and the transactions in which the Receivables Subsidiary will engage, comply with the requirements of the definition of Qualified Receivables Transaction.

     "Reimbursement Obligations" means, at any time, the aggregate of the obligations of the Borrower to the Lenders and the Issuer in respect of all unreimbursed payments or disbursements made by the Issuer and the Lenders under or in respect of the Facility Letters of Credit.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "Required Lenders" means Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the aggregate unpaid principal amount of the outstanding Advances.

     "Reserve Requirement" means, with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     "Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Seller" means the Borrower and any Subsidiary (other than a Receivables Subsidiary) which is a party to a Receivables Documents.

     "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

     "Special Purpose Vehicle" means a trust, partnership or other special purpose Person established by the Borrower and/or a Subsidiary to implement a Qualified Receivables Transaction.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Borrower or any other Seller which are reasonably customary in accounts receivable securitization transactions, as determined in good faith by the Agent.

     "Standby Letter of Credit" means any Facility Letter of Credit which is not a Commercial Letter of Credit.

     "Stock" means all shares, options, interests, participations or other equivalents (however designated) of or in a corporation, whether voting or non-voting, including without limitation, common stock, warrants, preferred stock, convertible debentures and all agreements, instruments and/or documents convertible, in whole or in part, into any one or more or all of the preceding.

     "Subordinated Indebtedness" of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Required Lenders and shall include, without limitation, the Borrower's existing $115,000,000 6 3/4% Convertible Subordinated Notes Due November 15, 2001 and $150,000,000 6.25% Convertible Subordinated Notes due December 15, 2002 and any future subordinated Indebtedness issued by the Borrower provided such subordinated Indebtedness has terms, including without limitation, representations and warranties, covenants, defaults, subordination provisions and remedies substantially the same as those in the existing Subordinated Indebtedness.

     "Subsidiary" of a Person shall mean and include each of the following: (i) any corporation 50% or more of whose stock of any class or classes is at the time owned by such Person, directly and/or indirectly through one or more Subsidiaries, trusts, nominees or otherwise; and (ii) any partnership, association, joint venture or other entity in which such Person, directly and/or indirectly through one or more Subsidiaries or otherwise as aforesaid, is either a general partner, or has 50% or more of the equity or voting interest at the time, including but not limited to 50% or more of the membership interests of a limited liability company.

     "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 5% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 5% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

     "Tangible Net Worth" means at any date, the stockholder's equity of the Borrower on a consolidated basis plus the outstanding principal amount of Subordinated Indebtedness excluding any value for goodwill, trademarks, patents, copyrights, Capitalized Software, organization expense, and other similar intangible items, prepaid expenses and accounts due to Borrower from Affiliates, all determined and computed as of such date in accordance with GAAP.

     "Total Liabilities" means all liabilities shown on a consolidated balance sheet of the

Borrower and its Subsidiaries prepared in accordance with GAAP less Deferred Revenues and less Subordinated Debt.

     "Transaction Documents" means, collectively, the Loan Documents and the Guaranties.

     "Transferee" is defined in Section 13.4.

     "Type" means, with respect to any Advance, its nature as an Alternate Base Rate Advance or Eurodollar Advance.

     "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "U.S. Dollar Equivalent" means with respect to an amount denominated in any currency other than U.S. Dollars, the equivalent in U.S. Dollars of such amount determined at the Exchange Rate on the date of determination of such equivalent.

     "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.


                                  ARTICLE II

                                  THE CREDITS
                                  -----------

     2.1 Commitment From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Available Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

     2.2  Facility Letters of Credit.

          2.2.1 Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, the Issuer hereby agrees to issue for the account of the Borrower through such of the Issuer's Lending Installations or Affiliates as the Issuer and the Borrower may jointly agree, one or more Facility Letters of Credit in accordance with this Section 2.2, from time to time during the period, commencing on the date of this Agreement and ending on the Business Day prior to the Facility Termination Date. Facility Letters of Credit may be issued up to the full amount of the Aggregate Commitment, provided that at no time may the sum of (a) the Facility Letter of Credit Obligations plus (b) the total aggregate unpaid balance of the Advances exceed the Aggregate Commitment.

          2.2.2 Conditions for Issuance. In addition to being subject to the satisfaction of the conditions contained in Section 4.1 and 4.2, the obligation of the Issuer to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

          (i) the aggregate maximum amount then available for drawing under Facility Letters of Credit issued by the Issuer, after giving effect to the Facility Letter of Credit requested hereunder, shall not exceed any limit imposed by law or regulation upon the Issuer;

          (ii) after giving effect to the requested issuance of any Facility Letter of Credit, the sum of (a) the Facility Letter of Credit Obligations plus (b) the total aggregate unpaid principal balance of the Advances does not exceed the Aggregate Commitment.

          (iii) If the requested Facility Letter of Credit is in a currency other than U. S. Dollars, the Issuer agrees, in its sole discretion, to issue the Facility Letter of Credit in such currency and the Agent determines the U.S. Dollar Equivalent of the maximum amount available for drawing under such Facility Letter of Credit in order to determine the Available Commitment, which determination is subject to revision from time to time pursuant to Section 2.18.2.

          (iv) the requested Facility Letter of Credit has an expiration not longer than twelve (12) months from the date of issuance.

          (v) the Borrower shall have delivered to the Issuer at such times and in such manner as the Issuer may reasonably prescribe such documents and materials as may be required pursuant to the terms of the proposed Facility Letter of Credit and the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuer as to form and content; and

          (vi) as of the date of issuance, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Issuer from issuing the Facility Letter of Credit and no law, rule or regulation applicable to the Issuer and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuer shall prohibit or request that the Issuer refrain from the issuance of Facility Letters of Credit generally or the issuance of that Facility Letter of Credit.

          2.2.3 Procedure for Issuance of Facility Letters of Credit. (a) The Borrower shall give the Issuer one Business Day's prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (except that, in lieu of such written notice, the Borrower may give the Issuer telephonic notice of such request if confirmed in writing by delivery to the Issuer (i) immediately of a telecopy of the written notice required hereunder which has been signed by an Authorized Officer containing all information required to be contained in such written notice and (ii) promptly (but in no event later than the requested time of issuance) of a copy of the written notice required hereunder containing the original signature of an Authorized Officer); such notice shall be irrevocable and shall specify the stated amount of the Facility Letter of Credit requested, the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit, the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than twelve (12) months from the issuance date), the purpose for which such Facility Letter of Credit is to be issued, and the Person for whose benefit the requested Facility Letter of Credit is to be issued and the currency in which it is to be issued, if not U.S. Dollars. At the time such request is made, the Borrower shall also provide the Issuer with a copy of the form of the Facility Letter of Credit it is requesting be issued. Such notice, to be effective, must be received by the Issuer not later than 2:00 P.M. (Chicago time) or the time agreed upon by the Issuer and the Borrower on the last Business Day on which notice can be given under this
Section 2.2.3(a). The Issuer shall within one Business Day of any requested issuance of a Facility Letter of Credit forward to the Lenders a copy of the Borrower's request for the issuance of a Facility Letter of Credit hereunder.

     (b) Subject to the terms and conditions of this Section 2.2.3 and provided that the applicable conditions set forth in Sections 4.2 and 2.2.2 hereof have been satisfied, the Issuer shall, on the requested date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Issuer's usual and customary business practices.

     (c) The Issuer shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 2.2.3 are met as though a new Facility Letter of Credit was being requested and issued.

          2.2.4  Reimbursement Obligations.

     (a) The Borrower agrees to pay to the Issuer, for the account of the Lenders, as applicable, the amount of all Reimbursement Obligations, interest and other amounts payable to the Issuer under or in connection with any Facility Letter of Credit immediately when due, irrespective of any claim, set-off, defense or other right which the Borrower or any Subsidiary may have at any time against the Issuer or any other Person, under all circumstances, including without limitation, any of the following circumstances:

          (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

          (ii) the existence of any claim, setoff, defense or other right which the Borrower or any Subsidiary may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Issuer, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any Subsidiary and the beneficiary named in any Facility Letter of Credit);

          (iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

          (v)   the occurrence of any Default or Unmatured Default.

     (b) The Issuer shall promptly notify the Borrower of any draw under a Facility Letter of Credit. The Borrower shall reimburse the Issuer, for the account of the Lenders, as applicable, for drawings under a Facility Letter of Credit issued by it no later than the Business Day after the payment by the Issuer. Unless the Borrower shall have made such payment to the Issuer on such date, the Borrower shall be deemed to have elected to fulfill its Reimbursement Obligation by requesting a Loan in an amount equal to the amount paid by the Issuer in respect of such drawing under the Letter of Credit. No Borrowing Notice from the Borrower shall be required and such Loan shall be disbursed by the Lenders notwithstanding any failure to satisfy any conditions for disbursement of a Loan set forth in Article IV hereof (including restatement of all representations and warranties) and, to the extent of the Loans so disbursed, the Reimbursement Obligation of the Borrower hereunder shall be deemed satisfied. If any Reimbursement Obligation with respect to any Facility Letter of Credit is not paid by the Borrower and there is no availability to make a Loan under Section 2.1, then the Reimbursement Obligation shall bear interest from the date of the relevant drawing under the pertinent Facility Letter of Credit until the fifth Business Day following such drawing at the Alternate Base Rate in effect for each such day and thereafter until paid at the interest rate for past due Alternate Base Rate Loans calculated in accordance with Section 2.11.

          2.2.5 Participation. (a) Immediately upon issuance by the Issuer of any Facility Letter of Credit in accordance with the procedures set forth in
Section 2.2.3, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuer (without recourse or warranty to the Issuer) an undivided interest and participation equal to its Pro Rata Share in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and any security therefor or guaranty pertaining thereto; provided, that a Facility Letter of Credit issued by the Issuer shall not be deemed to be a Facility Letter of Credit for purposes of this Section 2.2.5 if the Issuer shall have received written notice from any Lender on or before one Business Day prior to the date of its issuance of such Facility Letter of Credit that one or more of the conditions contained in
Section 4.2 is not then satisfied, and, in the event the Issuer receives such a notice, it shall have no further obligation to issue any Facility Letter of Credit until such notice is withdrawn by that Lender or such condition has been effectively waived in accordance with the provisions of this Agreement.

     (b) In the event that the Issuer makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to the Issuer pursuant to Section 2.2.4, the Issuer shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Agent for the account of the Issuer the amount of such Lender's Pro Rata Share of the unreimbursed amount of any such payment. If any Lender fails to make available to the Issuer, any amounts due to the Issuer pursuant to this Section 2.2.5(b), the Issuer shall be entitled to recover such amount, together with interest thereon at the Federal Funds Effective Rate, for the first three Business Days after such Lender receives such notice and thereafter, at the Alternate Base Rate, payable (i) on demand, (ii) by setoff against any payments made to the Issuer for the account of such Lender or (iii) by payment to the Issuer by the Agent of amounts otherwise payable to such Lender under this Agreement. The failure of any Lender to make available to the Agent its Pro Rata Share of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Agent its Pro Rata Share of the unreimbursed amount of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent its Pro Rata Share of the unreimbursed amount of any payment on the date such payment is to be made.

     (c) Whenever the Issuer receives a payment on account of a Reimbursement Obligation, including any interest thereon, it shall pay, on the same Business Day the payment is received if received before noon (Chicago time) and on the next Business Day if received after noon (Chicago time), to each Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender's Pro Rata Share thereof.

     (d) The obligations of a Lender to make payments to the Issuer with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

     (e) In the event any payment by the Borrower or any Subsidiary received by the Issuer with respect to a Facility Letter of Credit and distributed to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Issuer or the Agent in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Agent or the Issuer, contribute such Lender's Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Agent or the Issuer upon the amount required to be repaid by it.

          2.2.6 Compensation for Facility Letters of Credit. The Borrower agrees to pay to the Issuer a letter of credit fee equal to (i) 1% per annum on the average daily undrawn amount (calculated at the U.S. Dollar Equivalent) of each outstanding Standby Letter of Credit for the period from and including the date of issuance of such Standby Letter of Credit to and including the expiration of such Standby Letter of Credit, payable annually in advance and
(ii) a fee to be negotiated between the Borrower and the Issuer at the time of issuance of a Commercial Letter of Credit, such fee to be payable annually in advance. The letter of credit fees shall be distributed to the Lenders on a monthly basis in accordance with their respective Pro Rata Shares. Such fees are nonrefundable and the Borrower shall not be entitled to any rebate of any portion thereof if a Facility Letter of Credit does not remain outstanding through its stated expiry date or for any other reason. The Borrower further agrees to pay to the Issuer, on demand, such other customary and reasonable administrative fees, charges and expenses of the Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of a Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Facility Letter of Credit is issued in accordance with a schedule of fees provided by the Issuer to the Borrower.

          2.2.7 Letter of Credit Collateral Account. The Borrower hereby agrees that it will, until the final expiration date of any Facility Letter of Credit and thereafter as long as any amount is payable to the Issuer or the Lenders in respect of any Facility Letter of Credit and whether or not this Agreement is then in effect, maintain a special collateral account (the "Letter of Credit Collateral Account") at the Agent's office at the address specified pursuant to Article XIV, in the name of the Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which the Borrower shall have no interest other than as set forth in Section 9.1. If this Agreement terminates and any Letters of Credit remain outstanding beyond the Facility Termination Date, the Borrower shall, prior to the Facility Termination Date, (i) deposit in the Letter of Credit Collateral Account for the benefit of the Agent and the Lenders, an amount equal to 100% of the sum of the aggregate maximum amount remaining available to be drawn under the remaining outstanding Facility Letters of Credit (assuming compliance with all conditions for drawing thereunder), (herein the "Collateral Amount"), or (ii) deliver to the Agent for the benefit of the Lenders, assets of the type described in the definition of "Cash and Cash Equivalents" having a face amount, which when discounted at the Agent's customary advance rate for collateral of that type, is at least equal to the Collateral Amount, plus such pledge agreements, financing statements, control agreements and other documents requested by the Agent in order to perfect a first and prior perfected security interest in such assets in favor of the Agent and the Lenders or (iii) provide the Agent for the benefit of the Lenders with a letter(s) of credit in an aggregate amount at least equal to the Collateral Amount, such letter(s) of credit to be in form and substance, and issued by banks, satisfactory to the Agent. Such Letter of Credit Collateral Account shall be maintained by the Agent in accordance with the provisions of
Section 9.1. The Agent will invest any funds on deposit from time to time in the Letter of Credit Collateral Account in assets of the type described in said "Cash and Cash Equivalent" definition, as directed by the Borrower from time to time.

          2.2.8 Nature of Obligations. (a) As among the Borrower, the Issuer and the Lenders, the Borrower assumes all risks of the acts and omissions of, or misuse of the Facility Letters of Credit by, the respective beneficiaries of the Facility Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuer and the Lenders shall not be responsible for (i) the forms, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Facility Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer of assign a Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Facility Letter of Credit to comply fully with conditions required in order to draw upon such Facility Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms;
(vi) misapplication by the beneficiary of a Facility Letter of Credit of the proceeds of any drawing under such Facility Letter of Credit; and (viii) any consequences arising from causes beyond the control of the Issuer or the Lenders and to the extent not avoidable by the Issuer or the Lender by the observance of reasonable commercial standards prevailing in the geographic area where the Agent is located. Notwithstanding the foregoing, nothing contained herein shall be deemed to relieve the Issuer or any Lender from responsibility for any of the foregoing consequences to the extent arising from the Issuer or such Lender's willful or intentional breach of the terms hereof or its gross negligence.

     (b) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuer or any Lender under or in connection with the Facility Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put the Issuer or such Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to the Issuer, the Agent or any Lender.

     2.3 Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

     2.4 Types of Advances. The Advances may be Alternate Base Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

     2.5 Commitment Fee; Reductions in Aggregate Commitment. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee of 20 basis points per annum on the daily unborrowed portion of such Lender's Commitment from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date. In calculating the unborrowed portion of a Lender's Commitment, the undrawn amount of any outstanding Commercial Letters of Credit will not be considered usage, but the undrawn amount of any outstanding Standby Letters of Credit will be considered usage.

     The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000 upon at least ten Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances and Facility Letter of Credit Obligations. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

     2.6 Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 in excess thereof), and each Alternate Base Rate Advance shall be in the minimum amount of $100,000 (and in multiples of $10,000 in excess thereof), provided, however, that any Alternate Base Rate Advance may be in the amount of the unused Aggregate Commitment.

     2.7 Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Alternate Base Rate Advances, or, in a minimum aggregate amount of $100,000 and in integral multiples of $10,000 in excess thereof, any portion of the outstanding Alternate Base Rate Advances upon two Business Days' prior notice to the Agent. A Eurodollar Advance may be paid prior to the last day of the applicable Eurodollar Interest Period only upon payment of any amounts due under Section 3.4 in connection with such prepayment.

     2.8 Method of Selecting Types and Eurodollar Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Eurodollar Interest Period applicable to each Advance from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) at least one Business Day before the Borrowing Date of each Alternate Base Rate Advance, and two Business Days before the Borrowing

Date for each Eurodollar Advance, specifying:

          (i) the Borrowing Date, which shall be a Business Day, of such Advance,

          (ii)  the aggregate amount of such Advance,

          (iii) the Type of Advance selected, and

          (iv) in the case of each Eurodollar Advance, the Eurodollar Interest Period applicable thereto.

The Agent shall give each Lender notice of the Borrowing Notice on the Business Day on which such Borrowing Notice was received by Agent. Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIV. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

     2.9 Conversion and Continuation of Outstanding Advances. Alternate Base Rate Advances shall continue as Alternate Base Rate Advances unless and until such Alternate Base Rate Advances are converted into Eurodollar Advances. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Eurodollar Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Alternate Base Rate Advance unless the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Eurodollar Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Eurodollar Interest Period applicable thereto. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least one Business Day, in the case of a conversion into a Alternate Base Rate Advance, or two Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

          (i) the requested date which shall be a Business Day, of such conversion or continuation,

          (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and

          (iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of an Alternate Base Rate Advance, the duration of the Eurodollar Interest Period applicable thereto.

     2.10 Changes in Interest Rate, etc. Each Alternate Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into an Alternate Base Rate Advance pursuant to Section 2.9 to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Alternate Base Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as an Alternate Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Eurodollar Interest Period at the interest rate determined as applicable to such Eurodollar Advance. No Eurodollar Interest Period may end after the Facility Termination Date.

     2.11 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Eurodollar Interest Period at the rate otherwise applicable to such Eurodollar Interest Period plus 2% per annum and (ii) each Alternate Base Rate Advance shall bear interest at a rate per annum equal to the Alternate Base Rate plus 2% per annum.

     2.12 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIV, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered by the Agent to such Lender on the same Business Day such payment is received if received prior to noon (Chicago time) and on the next Business Day if received after noon (Chicago time), shall be in the same type of funds that the Agent received and shall be delivered to its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Agent from such Lender. When directed by telephonic, facsimile or written notice, from an Authorized Officer, the Agent is hereby authorized to charge the account of the Borrower maintained with ANB for each payment of principal, interest and fees as it becomes due hereunder.

     2.13 Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that neither the failure to so record nor any error in such recordation shall affect the Borrower's obligations under such Note. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any Person or Persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation signed by an Authorized Officer, if such confirmation is requested by the Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

     2.14 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Alternate Base Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Alternate Base Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Alternate Base Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having a Eurodollar Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Eurodollar Interest Period. Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.15 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof (and on the same Business Day as received by the Agent with respect to Borrowing and Conversion/Continuation Notices), the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance within two Business Days of determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

     2.16 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the

Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

     2.17 Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.
If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

     2.18  Mandatory Prepayments.

          2.18.1 Change in Control. Within 30 Business Days prior to the consummation of any transaction which would cause a Change in Control and which is scheduled to close prior to the Facility Termination Date, the Borrower shall notify (a "Change in Control Notice") the Agent of such expected transaction, including within such Change in Control Notice the expected closing date of such transaction, if known by the Borrower. The Agent shall promptly deliver a copy of such notice to each Lender. Within 10 Business Days of receipt of such Change in Control Notice by the Agent and the Lenders, the Required Lenders may, at their option, give notice to the Agent and the Borrower that the Lenders elect to terminate their Commitment hereunder. Unless an earlier date is otherwise agreed upon between the Borrower, the Agent and the Required Lenders, the Aggregate Commitment shall terminate simultaneously with the closing of such transaction and the Borrower shall repay at such time all outstanding Advances, together with accrued interest thereon, any accrued fees with respect to the Aggregate Commitment, any costs, losses or expenses incurred by the Lenders in connection with such prepayment payable by the Borrower pursuant to Section 3.4, provide cash collateral for all outstanding Facility Letters of Credit in accordance with Section 2.18.4 and pay any other obligations of the Borrower to the Lenders hereunder.

     For purposes of this Agreement, the term "Change in Control" shall mean each of the following: (i) any Person or "group" (as such term is defined in Section 13(d) of the Securities Act of 1934, as said Act is amended from time to time), other than a Subsidiary or employee benefit plan of Borrower, which is not as of the Effective Date the legal or beneficial owner of fifty percent (50%) or more of the common Stock of the Borrower or voting securities of the Borrower representing fifty percent (50%) or more of the combined voting power of all voting securities of the Borrower, becomes the owner of fifty percent (50%) or more of such common Stock or voting securities after the Effective Date; or (ii) approval by the stockholders of the Borrower of any merger, reorganization or consolidation with respect to which the Persons who were the respective legal and beneficial owners of the Borrower's Stock immediately before such merger, reorganization or consolidation do not thereafter beneficially and legally own, directly or indirectly, more than 50% of both the common Stock and/or combined voting power of the securities of the corporation or other entity which results from such merger, reorganization or consolidation.

          2.18.2 Outstandings Exceed Aggregate Commitment. If at any time for any reason, the total of the then outstanding Advances plus the amount of the U.S. Dollar Equivalent of all Facility Letter of Credit Obligations exceeds the Aggregate Commitment, as then in effect, the Borrower shall immediately prepay Advances and/or provide cash collateral in accordance with Section 2.18.4 in an amount sufficient so that after giving effect thereto, the total of the outstanding Advances plus the amount of the U.S. Dollar Equivalent of the Facility Letter of Credit Obligations does not exceed the Aggregate Commitment.

          2.18.3 U.S. Dollar Equivalent. Mandatory prepayments that would otherwise be required pursuant to Section 2.18.2 solely as a result of fluctuations in Exchange Rates from time to time shall only be required to be made on the last Business Day of each month on the basis of the Exchange Rate in effect on such Business Day.

          2.18.4 Letter of Credit Collateral Account. Upon a mandatory prepayment pursuant to this Section 2.18, the Borrower shall, upon request of the Agent, deliver to the Agent security for the Facility Letters of Credit in accordance with, and on the same terms and conditions as those set forth in,
Section 2.2.7, in an amount equal to, in the case of Section 2.18.1, 100% of the sum of the aggregate maximum amount remaining available to be drawn under the outstanding Facility Letters of Credit (assuming compliance with all conditions for drawing thereunder) which will remain outstanding after the Facility Termination Date and in the case of 2.18.2, an amount sufficient to cause the sum of the outstanding Advances plus the U. S. Dollar Equivalent of the Facility Letters of Credit not collateralized to not exceed the Aggregate Commitment. Such Letter of Credit Collateral Account shall be maintained by the Agent in accordance with the provisions of Section 9.1.

     2.19 Application of Payments with Respect to Defaulting Lenders. No payments of principal, interest or fees delivered to the Agent for the account of any Defaulting Lender shall be delivered by the Agent to such Defaulting Lender. Instead, such payments shall, for so long as such Defaulting Lender shall be a Defaulting Lender, be held by the Agent, and the Agent is hereby authorized and directed by all parties hereto to hold such funds in escrow and apply such funds as follows:

          (i) First, if applicable, to any payments due to the Issuer pursuant to

               Section 2.2.5(b); and

          (ii) Second, to Loans required to be made by such Defaulting Lender on any Borrowing Date to the extent such Defaulting Lender fails to make such Loans.

     Notwithstanding the foregoing, upon the termination of the Aggregate Commitment and the payment and performance of all of the Obligations (other than those owing to a Defaulting Lender), any funds then held in escrow by the Agent pursuant to the preceding sentence shall be distributed to each Defaulting Lender, pro rata in proportion to amounts that would be due to each Defaulting Lender but for the fact that it is a Defaulting Lender.


                                  ARTICLE III

                            CHANGE IN CIRCUMSTANCES
                            -----------------------

     3.1 Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any amendment to any existing law, rule, regulation, policy, guideline or directive or any change in the interpretation thereof, by any governmental or quasi-governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency;

          (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans or any Facility Letters of Credit or other amounts due it hereunder, or

          (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

          (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Lender,

and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Loans, Facility Letters of Credit or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with its Loans, Facility Letters of Credit or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans, any Facility Letters of Credit and its Commitment. Notwithstanding the foregoing, no Lender shall be permitted to request payment hereunder for any increased cost or reduction in amount received which was incurred more than 180 days prior to the date payment is requested.

     3.2 Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its issuance of or participation in Facility Letters of Credit or its obligation to make Loans or issue or participate in Facility Letters of Credit hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

     3.3 Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such Advance, then the Agent shall suspend the availability of the affected Type of Advance and if maintenance of such Eurodollar Loans would violate any applicable law, rule, regulation or directive, whether or not having the force of law, require any Eurodollar Advances of the affected Type to be repaid, subject to the payment of any funding indemnification amounts required by Section 3.4.

     3.4 Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made, converted, or continued on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Advance.

     3.5  Lender Statements; Limitations on Liability, Survival of Indemnity.
To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender. The Borrower shall not be liable to a Lender under Sections 3.1 or 3.2 above for any such increased costs whose imposition was caused solely by the willful or intentional breach by such Lender of the terms of this Agreement or by such Lender's gross negligence or willful misconduct. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be presumptively correct in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.


                                   ARTICLE IV

                CONDITIONS PRECEDENT; WITHHOLDING TAX EXEMPTION
                -----------------------------------------------

     4.1 Initial Advance. The Lenders shall not be required to make the initial Advance (or the Issuer issue the initial Facility Letter of Credit) hereunder unless the Borrower has paid to the Agent all fees due to the Agent for its own account and the account of the Lenders under this Agreement and the Borrower has furnished to the Agent with sufficient copies for the Lenders:

          (i) Copies of the articles of incorporation (or other applicable charter document) of the Borrower and each Guarantor, together with all amendments, and a certificate of good standing for the Borrower and each Guarantor, all certified by the appropriate governmental officer in its jurisdiction of incorporation.

          (ii) Copies, certified by the Secretary or Assistant Secretary of the Borrower and each Guarantor, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents or the Guaranties, as applicable.

          (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower and each Guarantor, which shall identify by name and title and bear the signature of the officers of the Borrower or such Guarantor authorized to sign the Loan Documents or the Guaranties, whichever is applicable, and to make borrowings hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower or the applicable Guarantor.

          (iv) A certificate, signed by the chief financial officer of the Borrower, stating that on the initial Borrowing Date and after giving effect to the execution of this Agreement no Default or Unmatured Default has occurred and is continuing and the representations and warranties contained in Article V are true and correct as of such date.

          (v) A written opinion of the Borrower's counsel, addressed to the Lenders in substantially the form of Exhibit "B" hereto.

          (vi)   Notes payable to the order of each of the Lenders.

          (vii) Written money transfer instructions, in substantially the form of Exhibit "E" hereto, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

          (viii) Consents to the amendments included herein executed by each of the Guarantors.

          (ix) Such other documents as any Lender or its counsel may have reasonably requested.

     4.2 Each Advance. The Lenders shall not be required to make any Advance nor shall the Issuer be required to issue any Facility Letter of Credit (other than an Advance that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Advances), unless on the applicable Borrowing Date or issuance date:

          (i)    There exists no Default or Unmatured Default.

          (ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date (or issuance date) except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

          (iii) All legal matters incident to the making of such Advance or the issuance of a Facility Letter of Credit shall be satisfactory to the Lenders and their counsel, or the Issuer or its counsel, whichever is applicable.

     Each Borrowing Notice with respect to each such Advance and each request to issue a Facility Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender or the Issuer may require a duly completed compliance certificate in substantially the form of Exhibit "C" hereto as a condition to making an Advance or issuing a Facility Letter of Credit.

     4.3 Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     5.1 Inducement. To induce Lenders to enter into this Agreement and to make the Loans and to induce the Issuer to issue Facility Letters of Credit, Borrower makes the representations and warranties set forth in Sections 5.2 through 5.21 of this Agreement, which representations and warranties shall survive the execution and delivery of this Agreement and the Loan Documents and the making of the Loans and the issuance of the Facility Letters of Credit, until such time as Borrower has indefeasibly paid and performed all the Obligations owed to Lenders, Issuer and the Agent. For purposes of this Agreement, the "best knowledge" of Borrower shall mean the knowledge which a reasonable, prudent, experienced individual in similar business circumstances would have after a diligent inquiry into the subject matter at issue.

     5.2 Status. Borrower: (i) is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware; (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage; and (iii) has duly qualified and is authorized to do business and is in good standing as a foreign corporation in every jurisdiction of every Governmental Authority in which it owns or leases real property or in which the nature of its business requires it to be so qualified, including but not limited to the State of Illinois unless the failure to be so qualified could not have a Material Adverse Effect. Each Material Subsidiary: (i) is a corporation or similar limited liability entity duly organized or created and validly existing under the laws of its jurisdiction of incorporation or creation; (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged or presently purposes to engage and (iii) has duly qualified and/or is authorized to do business and, to the extent applicable, is in good standing, as a foreign corporation or otherwise, in every jurisdiction of every Governmental Authority in which it owns or leases real property or in which the nature of its business requires it to be so qualified or authorized unless the failure to be so qualified or authorized would not have a Material Adverse Effect. Borrower and each Material Subsidiary have paid and will continue to pay all taxes, Charges, levies and other fees associated with such qualifications or authorizations to the extent failure to pay would have a Material Adverse Effect, and shall maintain the same in full force and effect.

     5.3 Power and Authority. Borrower has full power and authority to execute, deliver and perform the terms and provisions of each of the Loan Documents and the Notes. Borrower has taken all necessary and proper corporate or other action to authorize its execution, delivery and performance of and under such Loan Documents. Borrower duly has executed and delivered each such Loan Document, and each such Loan Document constitutes Borrower's legal, valid and binding obligations, enforceable against it in accordance with said Loan Documents' terms, except as bankruptcy, insolvency, similar laws which affect creditors' rights generally or general equity principles may limit such enforceability.

     5.4 Securities Matters. Borrower did not issue any of its Stock or other securities of any type or nature in violation of any securities or similar laws of any

Governmental Authority, nor, to Borrower's best knowledge, did any of its Subsidiaries issue any of its Stock or securities of any type or nature in violation of any securities or similar laws of any Governmental Authority.

     5.5 No Violation. Neither Borrower's execution, delivery or performance of, nor compliance with the terms and provisions of the Loan Documents nor the consummation by the Borrower of the transactions contemplated by the Loan Documents, either currently or with the passage of time or granting of notice, will: (i) contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority; (ii) conflict or be inconsistent with or result in any breach of, any terms, covenants, conditions or provisions of, constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any property or assets of Borrower or any Material Subsidiary, pursuant to the terms of any indenture, mortgage, deed of trust, agreement, bond, note, insurance policy, license or other instrument to which Borrower or any Material Subsidiary is a party or by which Borrower or any Material Subsidiary or any property or assets of Borrower or any Material Subsidiary are bound or to which Borrower or any Material Subsidiary may be subject; or (iii) will contravene, constitute a violation of constitute a default under or in any manner conflict with the Articles of Incorporation, bylaws or other organizational documents of Borrower or any Material Subsidiary.

     5.6 Litigation. Except as provided on Schedule 5.6, there are no actions, claims, demand letters, investigations, suits or proceedings pending or, to Borrower's best knowledge, threatened against or affecting Borrower or any of its Subsidiaries: (i) with respect to any of the transactions contemplated by the Agreement or any of the Loan Documents or (ii) which could, individually or in the aggregate, have a Material Adverse Effect. There are no actions, suits or proceedings pending or to Borrower's best knowledge threatened against or affecting Borrower or any Subsidiary or any of their assets or properties regarding any Environmental Claims, Environmental Laws or Materials of Environmental Concern.

     5.7 Margin Regulations. Borrower has not used all or any portion of any proceeds of the Loans to purchase or carry any Margin Stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of the Loans, nor the issuance of the Facility Letters of Credit nor the use of the proceeds from the Loans will violate or be inconsistent with the provisions of Regulations G, T, U or X of the Federal Reserve Board.

     5.8 Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Person (whether or not such Person is a Governmental Authority) is required to authorize, or is otherwise required in connection with: (i) Borrower's execution, delivery and performance of any Loan Documents or the consummation by the Borrower of any of the transactions contemplated by the Loan Documents; or
(ii) the legality, validity, binding effect or enforceability of any Loan Document except those which Borrower duly made or obtained, and which remain in full force and effect, as identified on Schedule 5.8 to this

Agreement. All consents and approvals of, and filings and registrations with, and all other actions by, any Person (whether or not such Person is a Governmental Authority) required in order for the Borrower to make or consummate all transactions contemplated by the Loan Documents have been obtained, given, filed or taken and are or will be in full force and effect.

     5.9 Investment Company Act. Borrower is not: (i) an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended; or (ii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

     5.10 True and Complete Disclosure. All factual information furnished by or on behalf of Borrower or any Material Subsidiary to Agent and the Lenders on or prior to the Effective Date, for purposes of or in connection with this Agreement, the Loans, the Loan Documents and/or the transactions contemplated by the Loan Documents is, and all other such factual information subsequently furnished by or on behalf of Borrower or any of its Material Subsidiaries to Agent and the Lenders will be, true, complete and accurate in all material respects on the date as of which such information is dated and/or furnished, and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time. The preceding includes any information, representations or warranties of or provided by or on behalf of Borrower or any of its Material Subsidiaries in any schedule or exhibit to any Loan Documents, as well as contained in the corpus of such Loan Documents, or provided separately in conjunction with such Loan Documents. The copies of all documents or instruments Borrower and its Material Subsidiaries have provided to Agent and the Lenders in conjunction with the Loan Documents and the transactions contemplated by the Agreement are complete, accurate copies of the items they purport to be.

     5.11 No Default. Neither Borrower nor any Material Subsidiary is in default under or with respect to any Loan Document or with respect to a material term of any other material agreement, instrument or undertaking to which Borrower or any Material Subsidiary is a party or by which Borrower, any Material Subsidiary or any property of Borrower and its Material Subsidiaries is bound. No Default or Unmatured Default exists before or after giving effect to any or all of the transactions contemplated by the Loan Documents.

     5.12 Licenses and Permits. Borrower and its Material Subsidiaries have obtained and hold in full force and effect, all franchises, licenses, permits, certificates, registrations, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals (collectively the "Permits") which are necessary for the operation of their business as conducted prior to and will be conducted following the Effective Date, the absence of which could have a Material Adverse Effect. Borrower and its Material Subsidiaries have fulfilled and performed all of their material obligations under each such Permit. No event has occurred or condition or state of facts exists which constitutes, or after notice or lapse of time or both, would constitute, a material breach or default under any such Permit, or would cause the revocation or termination of any such

Permit and such default and/or revocation would have a Material Adverse Effect. Neither Borrower or any Material Subsidiary has received notice of cancellation, of default or of any material dispute concerning any such Permit. Each such Permit is valid, subsisting and in full force and effect and to Borrower's best knowledge will continue in full force and effect until after the Facility Termination Date. Borrower and its Material Subsidiaries shall renew all such Permits which expire while the Loans or any of the Obligations are outstanding, to the extent failure to do so could have a Material Adverse Effect.

     5.13  Compliance with Laws.

          5.13.1 General. To Borrower's best knowledge, Borrower and each of its Material Subsidiaries, are in compliance with all laws, rules, member association rules, injunctions, ordinances, franchises and regulations (including, without limitation, all Environmental Laws), and all orders, judgments, writs and decrees of any Governmental Authority applicable to any of them or any of their assets both prior to closing and giving effect to the closing of the Loan Documents where failure to so comply would have a Material Adverse Effect. To Borrower's best knowledge, there have been no legislative or regulatory proposals adopted or pending which could have a Material Adverse Effect on Borrower's or its Material Subsidiaries or businesses.

          5.13.2 Export Assurance. Irrespective of any disclosure Borrower or any Subsidiary may make to Agent or the Lenders of any ultimate destination for any software products licensed, sold or distributed by Borrower or any Subsidiary, Borrower and its Subsidiaries shall not export or re-export, directly or indirectly, any software products or any technical data derived therefrom, without first obtaining all necessary approvals or required export licenses to do so from the United States Department of Commerce or any agency of the United States Government or of any Other Nation or Governmental Authority having jurisdiction over such transaction, if required by an applicable statute, regulation, order, judgment or decree. Borrower represents, warrants and covenants to Agent and the Lenders that Borrower and its Subsidiaries do not intend to and shall not, without the prior written consent (if required) of the "Office of Export Administration of the U.S. Department of Commerce", Washington, D.C. 20230, transmit or ship any software products or modifications thereto or products thereof, directly or indirectly to the Peoples Republic of China or to any group Q, S, V, Y or Z country specified in Section 770 of the Export Administration Regulations or any Supplements thereto issued by the U.S. Department of Commerce, as amended, supplemented or replaced from time to time.

     5.14 No Threatened Insolvency. Any Advance or Facility Letter of Credit requested by Borrower or extended by Lenders or Issuer to or on behalf of Borrower under this Agreement does not currently and to Borrower's best knowledge will not in the future render Borrower insolvent. Neither Borrower nor any of Borrower's Material Subsidiaries are contemplating either the filing of a petition under the Bankruptcy Code, or any other or similar law of any Governmental Authority involving insolvency, or liquidation of all or a major portion of their property. No Person has filed or to Borrower's best knowledge is contemplating filing any petition under any such law against Borrower or its Material Subsidiaries. Borrower and, to Borrower's best knowledge each of its

Material Subsidiaries, are now and at all times hereafter until and including the date upon which all Obligations are indefeasibly repaid in full to Agent, Issuer and the Lenders, solvent and generally paying their debts as they mature. Borrower has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage. Borrower now owns and shall at all times during the term of this Agreement own property which, at a fair valuation, is greater than the sum of its debts.

     5.15 Tax Returns. To the best of its knowledge, Borrower itself has filed and, each of its Material Subsidiaries has filed, on a timely basis all federal, state, county and local income, excise, withholding, value added, property, sales, use, franchise or other tax returns, declarations or reports which any state, local, municipal, or federal authority of any Governmental Authority required Borrower or its Material Subsidiaries to file on or before the Effective Date. All such tax returns, declarations and reports of Borrower, and to Borrower's best knowledge its Material Subsidiaries, were true and correct, and accurately reflected all taxable income and tax liabilities of Borrower and, to Borrower's best knowledge its Material Subsidiaries, for all periods such reports covered. Borrower and to Borrower's best knowledge its Material Subsidiaries have paid all taxes, interest and penalties, (if any), which became due pursuant to such returns or pursuant to any assessment which has become payable, except where payment is being contested in good faith and adequate reserves have been provided on the Borrower's or such Material Subsidiary's books and records.

     5.16 Financial Statements. Borrower has provided Agent and the Lenders with unaudited financial statements prepared by Borrower's management, which cover the nine (9) month period ended September 30, 1998 (the "Unaudited Financials"). The Unaudited Financials and all other financial information, statements, warranties, projections, balance sheets, cash flow statements and reports which Borrower provides to Agent and the Lenders shall be referred to collectively in this Agreement as the "Financial Statements". The Financial Statements which Borrower has delivered or will deliver to Agent and the Lenders in the future will fully and fairly present the financial condition of Borrower and its Subsidiaries, and the results of their business operations for the respective periods indicated in such Financial Statements. The Financial Statements were prepared in conformity with GAAP and are on a consolidated basis with all of Borrower's Subsidiaries.

     5.17 Undisclosed Liabilities. The most recent ending date of the Unaudited Financials shall be referred to in this Agreement as the "Balance Sheet Date". Borrower and its Material Subsidiaries have no debts or liabilities of any type or nature, whether accrued, absolute or contingent, determined or undetermined, whether due or to become due (including without limitation unasserted claims whether known or unknown, liabilities for taxes of any type, penalties, fees or interest) other than those reflected in the Unaudited Financials dated as of the Balance Sheet Date, those liabilities incurred in the ordinary course of business since the Balance Sheet Date, and those liabilities which could not have a Material Adverse Effect. Neither Borrower nor any Material Subsidiary have incurred any liability or debt which has or to Borrower's best knowledge will have a Material Adverse Effect. Except as identified on attached and incorporated Schedule

5.17, since the Balance Sheet Date, neither Borrower nor its Material Subsidiaries have experienced any Material Adverse Effect, and have not incurred any material or unusual forward or long-term commitments. No fact or condition exists, is contemplated or is to Borrower's best knowledge threatened which might reasonably be expected to cause any such material adverse change in the future.

     5.18 COBRA. Except as would not be material: (i) Borrower and each Material Subsidiary to which COBRA (as hereinafter defined) is applicable, has provided each of their former employees with the right to continue his or her respective insurance program with Borrower or applicable Material Subsidiary, in compliance with all relevant provisions of the Code, as modified by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), including all amendments to COBRA as contained in the Tax Reform Act of 1986, or any subsequent legislation, (ii) there are no commitments, whether contractual in nature or based upon any representation, warranty or other undertaking of Borrower or such Material Subsidiary, which would preclude Borrower or such Material Subsidiary from increasing the cost charged to individuals for participating in any continuing medical benefit coverage, or (iii) except for COBRA or as may be required under any state continuation coverage laws, Borrower and such Material Subsidiaries have not established any employee benefit plan which constitutes a "welfare benefit plan" within the meaning of Section 3(l) of ERISA, providing for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment with Borrower or such Material Subsidiary.

     5.19 Intellectual Property. Borrower directly or indirectly owns, is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and any applications therefore, computer software products, and tangible or intangible property information or material (excluding packaged commercially available software programs generally available to the public which have been licensed to Borrower or a Subsidiary pursuant to end-user licenses) ("Intellectual Property") that are material to the business of Borrower and its Subsidiaries as currently conducted by them. Except as provided on Schedule 5.19, there is no claim pending or, to Borrower's best knowledge, threatened, against Borrower or a Subsidiary with respect to any alleged infringement of any trademark, service mark, trade name, copyright, patent or trade secret owned by another person that could reasonably be expected to have a Material Adverse Effect. Except as provided on Schedule 5.19, there is no claim or action pending or to Borrower's best knowledge threatened concerning any Intellectual Property.

     5.20 ERISA. As of the Effective Date, all Plans satisfy all minimum funding standards of Section 302 of ERISA and Section 412 of the Code and no material Reportable Event or material Termination Event exists concerning any such Plan of Borrower or any member of Borrower's ERISA Controlled Group. Neither Borrower nor any member of Borrower's ERISA Controlled Group has incurred, or expects to incur, any withdrawal liability under Section 4201 of ERISA to any Multiemployer Plan.

     5.21 Subsidiaries. Schedule 5.21 hereto contains an accurate list of all Subsidiaries of the Borrower as of the Effective Date, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrower or the other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable, to the extent these terms have local meanings substantially the same as their meanings under the law chosen by the parties as governing this Agreement.


                                   ARTICLE VI

                             AFFIRMATIVE COVENANTS
                             ---------------------

     6.1 Duration of Affirmative Covenants. Borrower covenants and agrees that on and after the Effective Date, and until Borrower indefeasibly has paid and/or performed in full all the Obligations owed to the Agent, the Issuer and Lenders, and Lenders and the Issuer no longer have any obligation to make Advances or issue Facility Letters of Credit under this Agreement, and there are no outstanding Advances or Facility Letters of Credit issued under this Agreement, Borrower shall comply with the affirmative covenants set forth in Sections 6.2 through 6.11 below.

     6.2  Financial Covenants.

          6.2.1 Quick Ratio. The Borrower will at all times maintain a Quick Ratio of at least 1.0 to 1.0.

          6.2.2 Tangible Net Worth. The Borrower will at all times maintain a Tangible Net Worth of not less than the sum of (a) $275,000,000, (b) 50% of the consolidated net income of the Borrower and its Subsidiaries (if positive) for each fiscal quarter commencing with the quarter ending on March 31, 1999, as reflected in financial statements furnished by the Borrower pursuant to Section 6.3.5, and (c) 100% of the proceeds of any Stock issued by the Borrower after the date hereof (net of reasonable and customary costs and expenses of issuance), in any public offering or any private placement to large institutional investors to the extent such proceeds increase stockholders equity of the Borrower on a consolidated basis as determined in accordance with GAAP.

          6.2.3 Total Liabilities to Tangible Net Worth. The Borrower will not permit the ratio of (a) Total Liabilities to (b) Tangible Net Worth to at any time exceed 1.0 to 1.0.

     6.3  Information Covenants.

          6.3.1 General Obligation to Provide Notice. Borrower will furnish to the Agent and the Lenders written notice of each of the events and within the time periods, referenced in Sections 6.3.2 through 6.3.7 below.

          6.3.2 Notice of Default, Liens or Litigation. Promptly, and in any event within five (5) Business Days after Borrower obtains knowledge of each of the following, Borrower shall provide written notice of the same to the Agent and the Lenders: (i) the occurrence of any Default or Unmatured Default, (ii) any material Lien on, or any claim or charge asserted against any assets of Borrower or a Material Subsidiary which, if reduced to judgment with respect to such assets, would have a Material Adverse Effect on the business of Borrower or such Material Subsidiary; (iii) any litigation or governmental proceeding pending or threatened against Borrower or any Material Subsidiary which could, if adversely determined, have a Material Adverse Effect on Borrower or such Material Subsidiary; or (iv) any other event, act or condition which could have a Material Adverse Effect on Borrower or a Material Subsidiary.

          6.3.3 ERISA Notices. Borrower shall provide written notice of each of the following ERISA matters to Agent and the Lenders within the time periods provided:

          (i) as soon as possible, and in any event within ten (10) days after Borrower or any member of its Controlled Group knows that:

               (A) any material Termination Event with respect to a Plan has occurred or will occur,

               (B) any condition exists with respect to a Plan which presents a material risk of termination of the Plan or imposition of a material excise tax or other material liability on Borrower or any member of its Controlled Group,

               (C) Borrower or any member of its Controlled Group applies for a waiver of the minimum funding standard under Section 412 of the Code or Section 302 of ERISA,

               (D) Borrower or any member of its Controlled Group has engaged in a "prohibited transaction," as defined in Section 4975 of the Code or as described in Section 406 of ERISA, that is not exempt under Section 4975 of the Code and Section 408 of ERISA, which will result in a material liability to Borrower or any member of its ERISA Controlled Group,

               (E) the aggregate present value of the Unfunded Liabilities under all Borrower's Plans is in excess of fifteen million dollars ($15,000,000),

               (F) any condition exists with respect to a Multiemployer Plan which presents a material risk of a partial or complete withdrawal (as described in Section 4203 or 4205 of ERISA) by Borrower or any member of its Controlled Group from a Multiemployer Plan and which will result in a material liability to Borrower or any member of its controlled Group,

               (G) Borrower or any member of its Controlled Group is in "default" (as defined in Section 4219(c) (5) of ERISA) with respect to payments to a Multiemployer Plan, and such default will result in liability to Borrower or a Subsidiary in excess of $15,000,000,

               (H) a Multiemployer Plan is in "reorganization" (as defined in Section 418 of the Code or Section 4241 of ERISA) or is "insolvent" (as defined in Section 4245 of ERISA),

               (I) to the best knowledge of Borrower, the potential withdrawal liability (as determined in accordance with Title IV of ERISA) of Borrower and the members of its Controlled Group with respect to all Multiemployer Plans is in excess of ten million dollars ($15,000,000)

               (J) there is an action brought against Borrower or any member of its ERISA Controlled Group under Section 502 of ERISA with respect to a failure to comply with Section 515 of ERISA; and as soon as possible, and in any event within five (5) Business Days after the receipt by Borrower or any member of its Controlled Group of a demand letter from the PBGC notifying Borrower or such member of its Controlled Group of the PBGC's final decision finding liability and the date by which such liability must be paid, Borrower shall provide Lender with a copy of such letter, together with a certificate of the chief financial officer of Borrower setting forth the action which Borrower or such member of its ERISA Controlled Group proposes to take with respect to such matter.

          (ii) In the case of a notice required under Sections 6.3.3(i)(A) through 6.3.3(i)(J) of this Agreement, Borrower shall deliver to the Agent and the Lenders, a certificate of an Authorized Officer, setting forth the details of each of the events described in clauses 6.3.3(i)(A) through 6.3.3(i)(J) above, as applicable, and the action which Borrower or the applicable member of its Controlled Group proposes to take with respect to such matter, together with a copy of any notice or filing from the PBGC or which may be required by the PBGC or other agency of the United States government with respect to each of the events described in clauses 6.3.3(i)(A) through 6.3.3(i)(J) above, as applicable.

          6.3.4  Environmental Notices.  Promptly, and in any event within five
(5) Business Days after the existence of any of the following conditions, Borrower shall provide Agent and the Lenders with a certificate of an Authorized Officer specifying in detail the nature of such condition and Borrower's or its Environmental Affiliate's proposed response to any of the following: (i) the receipt by Borrower or any of its Environmental Affiliates of any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Borrower or such Environmental Affiliate is not in compliance with any Environmental Laws if such allegation could potentially, in the aggregate, involve Borrower or a Material Subsidiary incurring liability of $15,000,000 or more; (ii) Borrower or any of its Environmental Affiliates obtains actual knowledge that there exists any Environmental Claim pending or threatened against Borrower or such Environmental Affiliate if such Claim could potentially, in the aggregate, involve Borrower or a Material Subsidiary incurring liability of $15,000,000 or more; (iii) any release, emission, discharge or disposal of any Material of Environmental Concern that could form the basis of any Environmental Claim against Borrower or any of its Environmental Affiliates if such release, emission, discharge or disposal could potentially, in the aggregate, involve Borrower or a Material Subsidiary incurring liability of $15,000,000 or more. Borrower and each Material Subsidiary shall comply fully with and assist any associated environmental investigation and/or clean-up, and promptly complete any required remedial actions.

          6.3.5  Financial Reporting.  The Borrower shall:

               (A) As soon as available, but not later than 105 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 1998) provide to Agent, with sufficient copies for each Lender, a copy of the audited consolidated balance sheet as of the end of such year and the consolidated statements of income (from) operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by an unqualified opinion of a nationally recognized independent accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP and by any management letter prepared by said Independent Auditor. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Borrower's or any Subsidiary's records;

               (B) As soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending March 31, 1999) provide to the Agent with sufficient copies for each Lender, a copy of the Borrower's 10-Q financial statements filed with the Securities and Exchange Commission, and certified by its chief financial officer as fairly presenting, in accordance with

                    GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Borrower and its Subsidiaries.

               (C) Together with the financial statements required under Sections 6.3.5(A) and (B), a compliance certificate in substantially the form of "Exhibit "C" hereto signed by an Authorized Officer showing the calculations necessary to determine compliance with this Agreement, listing all Material Subsidiaries as of such date and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

               Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA, to the extent such is required by ERISA or the regulations promulgated thereunder.

               (E) Such information (financial or otherwise) regarding each Guarantor as the Agent may from time to time reasonably request.

               (F) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

               (G) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

               (H) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

          6.3.6 Other Defaults. Immediately upon the occurrence of any of the following events, Borrower shall provide Agent and the Lenders with written notice, in reasonable detail and with such supporting documentation as is necessary for Agent and the Lenders to evaluate accurately the same: any default by Borrower or a Material Subsidiary under any evidence of Indebtedness, indenture, mortgage, note, security interest or other material obligation of Borrower or a Material Subsidiary, or any other matter which has resulted in, or might reasonably be expected to result in, a Material Adverse Effect.

          6.3.7  Other Information.  From time to time, Borrower shall provide

Lenders with such other information or documents (financial or otherwise) as Agent. reasonably may request, within five (5) Business Days of Agent's request for the same.

     6.4 Books, Records and Inspections. Borrower shall keep, for itself and its Subsidiaries, proper books of record and account, in which Borrower shall, and shall cause each Subsidiary to, make full, true and correct entries, in conformity with GAAP and all requirements of law, of all dealings and transactions in relation to its business, and its activities including but not limited to dealings or transactions between or among Borrower and its Subsidiaries. Subject to Section 10.12, Borrower shall, and shall cause each Subsidiary to, permit officers and designated representatives of the Agent and the Lenders (including, without limitation, internal or external auditors of the Agent or any Lender) to visit and inspect any of the properties of Borrower or its Subsidiaries and to examine the books of record and account of Borrower or its Subsidiaries, to review and/or audit the books and records of Borrower or its Subsidiaries, to review the work papers of Borrower's independent certified public accountants, make copies or abstracts of any of the preceding, and to discuss the affairs, finances and accounts of Borrower or its Subsidiaries with, and be advised as to the same by, the officers and independent accountants of Borrower and its Subsidiaries, all upon reasonable notice and at such reasonable times as the Agent or the Lenders may desire, provided that, so long as no Default or Unmatured Default has occurred, each Lender and the Agent may conduct such inspections no more than once in any calendar year at such Agent's or Lender's own cost. However, following the occurrence of a Default or Unmatured Default, the Agent and the Lenders may take any actions authorized under this Section as often as they desire, at Borrower's sole cost. By this provision, Borrower irrevocably authorizes all its and its Subsidiaries' officers and accountants to discuss said finances and affairs with the Agent and the Lenders.

     6.5 Maintenance of Insurance. Borrower, shall, and shall cause each Material Subsidiary to, at their own cost and expense, maintain with financially sound and reputable insurance companies, insurance in at least such amounts and against at least such risks as are customarily insured against by companies engaged in the same or a similar businesses (including but not limited to product liability insurance), which insurance shall in any event not provide for less coverage or fewer risks than the insurance in effect on the Effective Date. All such insurance shall be in such form, for such period, and written by an insurance company with a Best's Rating of "A" or better. Upon any Lender's request, Borrower shall deliver promptly to Agent and the Lenders evidence of Borrower's or a Subsidiary's payment of all premiums for any insurance identified in this Section, as well as copies of the applicable policies and certificates. Lenders' acceptance of a policy in lesser amounts or risks does not constitute and shall not constitute a waiver of the foregoing obligations. Borrower shall notify the Agent and the Lenders immediately of any event or occurrence causing a material loss or decline in value of Borrower's or a Material Subsidiary's assets and the estimated (or actual if available) amount of such loss or decline, and whether or not the same will be covered by insurance.

     6.6 Taxes. Borrower shall, and shall cause each Material Subsidiary to, pay or cause to be paid when due, all taxes, Charges and assessments and all other lawful claims which Borrower or its Material Subsidiaries are required to pay by any Governmental Authority, except Borrower or a Material Subsidiary may contest in good faith and by appropriate proceedings diligently conducted, so long as Borrower or the applicable Material Subsidiary has established adequate reserves with respect to such contest, in accordance with GAAP.

     6.7 Franchises and Intellectual Property. Borrower shall, and shall cause each Subsidiary to, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and to the extent applicable, its status in good standing as a foreign corporation, and all respective patents, trademarks, service marks, trade names, copyrights, franchises, licenses, other Intellectual Property, permits, certificates, authorizations, qualifications, easements, rights of way and other rights, consents and approvals necessary in the conduct of its business except where failure to so maintain or preserve would not have a Material Adverse Effect.

     6.8 Compliance with Law. Borrower shall comply and shall cause all its Material Subsidiaries to comply in all material respects with all applicable laws, rules, statutes, regulations, decrees and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of their businesses and the ownership of their properties, including, without limitation, all Environmental Laws, ERISA laws, COBRA and the Fair Labor Standards Act, as amended, except where failure to so comply would not have a Material Adverse Effect.

     6.9 Performance of Obligations. Borrower shall perform and shall cause each of its Material Subsidiaries to perform all of their obligations under the terms of each, mortgage, indenture, security agreement, debt instrument, lease, undertaking and contract by which it or any of its properties or any of its Material Subsidiaries are bound or to which it is a party, including but not limited to each of the Loan Documents, except with respect to immaterial obligations under documents other than the Loan Documents, and unless the failure to perform any such obligation could not reasonably be expected to have a Material Adverse Effect.

     6.10 Maintenance of Properties. The Borrower will, and will cause each Material Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times except where failure to so maintain would not have a Material Adverse Effect.

     6.11 Additional Guarantors. From time to time after the date of this Agreement, the Borrower shall cause each Material Subsidiary which is not then a Guarantor which is, or becomes, a Material Subsidiary, to execute and deliver to the Agent for the ratable benefit of the Lenders, a guaranty in substantially the form of Exhibit "F" hereto, along with appropriate resolutions and opinions of counsel, if requested by the Agent.

                                   ARTICLE 7

                               NEGATIVE COVENANTS
                               ------------------

     7.1 Duration of Negative Covenants. Borrower covenants and agrees that on and after the Effective Date and until Borrower indefeasibly has paid and/or performed in full all the Obligations owed to the Agent, the Issuer and the Lenders and the Agent, the Issuer and the Lenders no longer have any obligation to make Advances or issue Facility Letter of Credit under this Agreement, and no Advances or Facility Letter of Credit issued under this Agreement are still outstanding, Borrower shall comply with the negative covenants set forth in Sections 7.2 through 7.14 below.

     7.2 Indebtedness and Contingent Obligations. Without the prior written consent of the Required Lenders, Borrower shall not, nor shall it permit any Material Subsidiary to, create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable (including without limitation, liability incurred as a general partner or joint venturer) with respect to any Indebtedness or Contingent Obligations, other than: (i) Indebtedness under this Agreement and under the other Loan Documents; (ii) Indebtedness outstanding on the Effective Date and specifically disclosed on Schedule 7.2; (iii) Capitalized Lease Obligations which, in the aggregate, have a net present value (as determined in accordance with GAAP) of all future lease payment obligations that is less than $15,000,000; (iv) other Contingent Obligations with respect to obligations (other than Indebtedness) of Borrower's Material Subsidiaries, provided that the amount of such Contingent Obligations, individually or in the aggregate, does not exceed $15,000,000; (v) other Indebtedness and Contingent Obligations the principal amount of which, individually or in the aggregate, does not exceed $15,000,000; (vi) Subordinated Indebtedness which is unsecured and other Indebtedness which is unsecured and which Borrower owes to Persons who execute and deliver to Agent (in form and substance acceptable to the Agent and the Required Lenders) subordination agreements subordinating their claims against Borrower to the payment of the Obligations, (vii) indebtedness of any Receivables Subsidiary to the Borrower or any other Seller under any Purchase Money Notes in connection with Qualified Receivables transactions permitted under clause (iv) of Section 7.5; (viii) Receivables Program Obligations described under clause (a) of the definition of such term of Special Purpose Vehicles, and Receivables Program Obligations described under clause (b) of the definition of such term of the Borrower and the Consolidated Entities, provided in each case such Receivables Program Obligations relate solely to Qualified Receivables Transactions permitted under clause (iv) of Section 7.5, and (ix) Contingent Obligations in respect of Receivables sold by the Borrower or any Material Subsidiary with recourse as permitted in Section 7.5(iii)(b), or in respect of receivables or installment payment agreements from customers of the Borrower or any Material Subsidiary arising in connection with the sale or lease of services, products, goods or merchandise by Borrower or any Material Subsidiary to such customers, provided that such Contingent Obligations do not exceed $100,000,000 in the aggregate outstanding at any time.

     7.3 Liens. Without the prior, written consent of the Required Lenders, Borrower shall not, nor shall it permit any Material Subsidiary to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on any of its property now owned or subsequently acquired, other than: (i) Liens existing on the Effective Date and specifically disclosed in Schedule 7.2 hereto; (ii) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP; (iii) Liens (other than any Lien imposed by ERISA or pursuant to any Environmental Law) incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security; (iv) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books; (v) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Material Subsidiaries, (vi) Liens incurred in connection with the sale of receivables pursuant to Section 7.5(iii) provided such Lien applies only to the receivables being sold; and (v) the customary interests of any Receivables Subsidiaries, Special Purpose Vehicles and related collateral agents and trustees in Receivables Program Assets under Qualified Receivables Transactions permitted under clause (iv) of Section 7.5.

     7.4 Restrictions on Fundamental Changes. Except for the Permitted Reorganization, without the prior written consent of the Required Lenders, Borrower shall not, nor shall it permit any Material Subsidiary to, directly, indirectly, voluntarily or involuntarily: (i) enter into any merger, consolidation, reorganization or other combination unless Borrower (in the case of a merger, consolidation, reorganization, or other combination involving the Borrower) is the survivor thereof or, in the case of a merger, consolidation, reorganization, or other combination involving a Material Subsidiary, the surviving entity is wholly-owned by the Borrower and any guaranty required by
Section 6.11 has been executed and delivered to the Agent, (ii) liquidate, wind-up or dissolve (or suffer any termination, liquidation or dissolution); (iii) discontinue or materially change its business; (iv) convey, lease, sell, transfer, assign or otherwise dispose of all or any part of its business or property, whether now existing or subsequently acquired, except as otherwise permitted under Section 7.5 or (iv) create or divest of any Material Subsidiary or any significant interest in any Material Subsidiary, if the same could have a Material Adverse Effect. Neither Borrower nor any Material Subsidiary shall amend its articles of incorporation, organizational documents, by-laws or operating agreements (as the case may be), nor make any name change, from that existing on the Effective Date, to the extent that it has a Material Adverse Effect. Nothing in this Section 7.4 shall prohibit the creation by the Borrower and its Material Subsidiaries of Receivables Subsidiaries or the creation by Receivables Subsidiaries of Special Purpose Vehicles, in each case solely in connection with Qualified Receivables Transactions permitted under clause (iv) of Section 7.5.

     7.5 Sale of Assets. Without the prior written consent of the Required Lenders, Borrower shall not, nor shall it permit any Material Subsidiary to, directly or indirectly assign, pledge, hypothecate, encumber, grant a security interest in, convey, lease, sell, transfer or otherwise dispose of (or agree to do so at any future time), by sale, merger, consolidation, liquidation, dissolution or otherwise, all or any Substantial Portion of its Property, except: (i) sales and/or licenses of inventory in the ordinary course of business; (ii) sales of equipment which are uneconomic, obsolete or no longer useful in its business; (iii) sales of Receivables for cash provided such sales are either (a) non-recourse to the Borrower or any Subsidiary or (b) with recourse to the Borrower or a Material Subsidiary and the outstanding principal amount of all such Receivables sold with recourse and outstanding at any time does not exceed $100,000,000, (iv) sales pursuant to a Qualified Receivables Transaction, and (v) any assignment, transfer, conveyance or other disposition included as part of the Permitted Reorganization.

     7.6 Redemptions. Without the prior written consent of the Required Lenders, Borrower shall not redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its own shares of any class of Stock (or any options or warrants issued with respect to its shares), or make any material change in Borrower's capital structure or set aside any funds for any of the foregoing purposes to the extent any of the foregoing could have a Material Adverse Effect.

     7.7 Advances, Investments and Loans. Without the prior written consent of the Required Lenders, Borrower shall not, nor shall it permit any Material Subsidiary to, make or suffer to exist any Investments, except that Borrower or a Material Subsidiary shall be permitted: (i) to make advances to Wholly-Owned Subsidiaries of Borrower so long as the same do not materially diminish, affect or reduce the Agent and the Lenders' rights or ability to collect under this Agreement; (ii) to establish and maintain accounts receivable and payable, if created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) to acquire and hold Cash and Cash Equivalents; (iv) to make Acquisitions or Investments in unrelated Persons, whether by acquisition of Stock, other equity interests, acquisition of assets or investments in partnerships and joint ventures unless such Acquisition or Investment results in a violation of Section 7.4; (v) to provide temporary working capital financing to acquisition targets of Borrower and advances to third party software developers (against reasonably anticipated future royalties or time and materials costs) provided that such financing and/or advances shall not exceed individually or in the aggregate Fifteen Million Dollars ($15,000,000) outstanding at any time and shall not materially diminish, affect or reduce the Agent's or the Lender's rights or ability to collect under this Agreement, (vi) to create Receivables Subsidiaries and Receivables Subsidiaries shall be permitted to create Special Purpose Vehicles, (vii) to incur Standard Securitization Undertakings, in each case solely in connection with Qualified Receivables Transactions, (viii) to make loans or advances to Receivables Subsidiaries evidenced by Purchase Money Notes in connection with Qualified Receivables Transactions permitted under clause (iv) of Section 7.5 and (iv) Investments included as part of the Permitted Reorganization.

     7.8 Transactions with Affiliates. Except as may be required as part of the Permitted Reorganization, Borrower shall not, nor shall it permit any Subsidiary to, enter into any transaction with any Affiliate, officer, director, stockholder, Subsidiary or employee of Borrower or a Material Subsidiary except in the ordinary course of business and pursuant the reasonable requirements of Borrower's or such Material Subsidiary's business, upon terms and conditions which are fair and reasonable to Borrower or such Material Subsidiary and which are not less favorable than obtainable at the time in a comparable arm's-length transaction with a Person other than an Affiliate, provided, however, that Borrower or any Subsidiary may enter into any such transaction with a Guarantor (or, in the case of a Subsidiary, with the Borrower) if such transaction is beneficial to the Borrower or such Subsidiary.

     7.9 Plans. Borrower shall not, nor shall it permit any member of its Controlled Group to, take any action which would cause the Plans to fail to satisfy all minimum funding obligations under Section 412 of the Code.

     7.10 Sales and Leasebacks. Borrower shall not, nor shall it permit any Material Subsidiary to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capitalized Lease, of any property (whether real or personal or mixed) whether now owned or subsequently acquired:
(i) which Borrower or a Material Subsidiary directly or indirectly has sold or transferred or is to sell or transfer to any other Person; or (ii) which Borrower or a Material Subsidiary intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by Borrower or Material Subsidiary directly or indirectly to any other Person in connection with such lease.

     7.11 Material of Environmental Concern. Borrower and its Subsidiaries shall not use in their businesses or operations, any products or by-products which constitute, nor store or hold at any site or location at which they conduct business or otherwise operate, any Hazardous Substances or Materials of Environmental Concern unless Borrower or such Subsidiary strictly and fully complies with all requirements of applicable Environmental Laws which require the special handling, collection, storage, treatment, disposal or transportation of such items. Borrower and its Subsidiaries shall not release and shall not permit the release of any Materials of Environmental Concern on, from or near any location at which Borrower or its Subsidiaries conduct their businesses or operations, nor in any way violate any Environmental Laws.

     7.12 Margin Stock. Borrower shall not use, directly or indirectly, all or any portion of the proceeds from the Advances, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

     7.13 Subordinated Indebtedness. The Borrower will not make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness, provided, however, that the Borrower may exchange outstanding

Subordinated Indebtedness for Subordinated Indebtedness in the same or greater principal amount and with a maturity no shorter than, and an interest rate no greater than, the Subordinated Indebtedness being surrendered.

     7.14 Dividends. The Borrower will not, nor will it permit any Material Subsidiary to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock), except that any Material Subsidiary may declare and pay dividends to any Wholly-Owned Subsidiary or the Borrower.


                                  ARTICLE VIII

                                    DEFAULTS
                                    --------

     The occurrence of any one or more of the following events shall constitute a Default:

     8.1 Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders, the Issuer or the Agent under or in connection with this Agreement, any Loan or Facility Letter of Credit, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

     8.2 Nonpayment of principal of any Note or any Facility Letter of Credit when due, or nonpayment of interest upon any Note or of any commitment fee or other fees and obligations under any of the Loan Documents within five (5) days after the same becomes due.

     8.3 The breach by the Borrower or any Subsidiary of any of the terms or provisions of Articles 6 or 7 which is not remedied within fifteen (15) days after written notice from the Agent or any Lender.

     8.4 The breach by the Borrower or any Subsidiary (other than a breach which constitutes a Default under Section 8.1, 8.2 or 8.3) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Agent or any Lender.

     8.5 Failure of the Borrower or any of its Material Subsidiaries to pay when due any Indebtedness aggregating in excess of $15,000,000 ("Material Indebtedness"); or the default by the Borrower or any of its Material Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Material Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Material Subsidiaries shall not pay, or admit in writing their inability to pay, their debts generally as they become due provided, however, that it shall not constitute a default hereunder if the Borrower or Material Subsidiary is contesting such default by appropriate proceedings diligently conducted and the holder or holders have not commenced suit or taken an action to foreclose on, or otherwise attach, any property of the Borrower or such Material Subsidiary.

     8.6 The Borrower or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws or other similar law of any Governmental Authority as now or hereafter in effect,
(ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws or other similar law of any Governmental Authority as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 8.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.7.

     8.7 Without the application, approval or consent of the Borrower or any of its Material Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Material Subsidiaries or any Substantial Portion of its or their Property, or a proceeding described in Section 8.6(iv) shall be instituted against the Borrower or any of its Material Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

     8.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

     8.9 The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $15,000,000 which is not stayed on appeal or otherwise being appropriately contested in good faith.

     8.10 The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $15,000,000 or any Reportable Event shall occur in connection with any Plan.

     8.11 The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     8.12 Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor denies that it has any further liability under any Guaranty to which it is a party, or gives notice to such effect.

     8.13 Any event or condition shall occur or exist with respect to the Borrower or any Subsidiary which the Required Lenders determine in good faith will have a Material Adverse Effect.

     8.14 Any Governmental Authority revokes or fails to renew any material license, permit or franchise of the Borrower or any Material Subsidiary or the Borrower or any Material Subsidiary for any reason loses any material license, permit or franchise, or the Borrower suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise and such revocation, failure or imposition has, or might reasonably be expected to have, a Material Adverse Effect.


                                   ARTICLE IX

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
                 ----------------------------------------------

     9.1  Acceleration.

     (a) If any Default described in Section 8.6 or 8.7 occurs, (i) the obligations of the Lenders to make Loans hereunder and the obligation of the Issuer to issue Facility Letters of Credit shall automatically terminate and the Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and without any election or action on the part of the Agent or any Lender and (ii) the Borrower will be and become thereby unconditionally obligated, without the need for demand or the necessity of any act or evidence, to deliver to the Agent, at its address specified pursuant to Article XIV, for deposit into the Letter of Credit Collateral Account, an amount (the "Collateral Shortfall Amount") equal to the excess, if any, of

     (A) 100% of the sum of the aggregate maximum amount remaining available to be drawn under the Facility Letters of Credit (assuming compliance with all conditions for drawing thereunder) issued by the Issuer and outstanding as of such time, minus

     (B) the amount on deposit in the Letter of Credit Collateral Account at such time that is free and clear of all rights and claims of third parties and that has not been applied by the Lenders against the Obligations.

     (b) If any Default occurs and is continuing (other than a Default described in Section 8.6 or 8.7), (i) the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans and the obligation of the Issuer to issue Facility Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (ii) the Required Lenders may, upon notice delivered to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to deliver (and the Borrower will, forthwith upon demand by the Required Lenders and without necessity of further act or evidence, be and become thereby unconditionally obligated to deliver), to the Agent, at its address specified pursuant to Article XIV, for deposit into the Letter of Credit Collateral Account an amount equal to the Collateral Shortfall Amount.

     (c) If at any time while any Default is continuing or after the Commitments of the Lenders have been terminated, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Borrower to deliver (and the Borrower will, forthwith upon demand by the Agent and without necessity of further act or evidence, be and become thereby unconditionally obligated to deliver), to the Agent as additional funds to be deposited and held in the Letter of Credit Collateral Account an amount equal to such Collateral Shortfall Amount at such time.

     (d) The Agent may at any time or from time to time after funds are deposited in the Letter of Credit Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders under the Loan Documents.

     (e) Neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account. After all of the Obligations have been indefeasibly paid in full, any funds remaining in the Letter of Credit Collateral Account shall be returned by the Agent to the Borrower or paid to whoever may be legally entitled thereto at such time.

     (f) The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any Persons with respect to any such funds.

     If, within 15 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder and the obligation of the Issuer to issue Facility Letters of Credit hereunder as a result of any Default (other than any Default as described in Section 8.6 or 8.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

     9.2 Amendments. Subject to the provisions of this Article IX, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that notwithstanding anything to the contrary contained herein, no amendment, modification, change or waiver shall be effective without consent of all the Lenders to:

          (i) extend the maturity of the principal of, or interest on, any Note or of any of the other Obligations;
          (ii) increase or forgive the principal amount of any Note or of any of the other Obligations or decrease the rate of interest thereon;
          (iii) change the date of payment of principal of, or interest on, any Note or of any of the other Obligations;
          (iv) change the amount of the Commitment of any Lender (except for a ratable decrease in the Commitments of all Lenders);
          (v) change the method of calculation utilized in connection with the computation of interest and fees;
          (vi) change the manner of pro rata application by the Agent of payments made by the Borrower, or any other payments required hereunder or under the other Loan Documents;
          (vii)  release any Guarantor;
          (viii) modify this Section or the definition of "Required Lenders";
                 and
          (ix)   permit the Borrower to assign its rights under this Agreement.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 13.3.2 without obtaining the consent of any other party to this Agreement.

     9.3 Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Facility Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to making such Loan or issuing such Facility Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the Issuer, and the Lenders until the Obligations have been paid in full.


                                   ARTICLE X

                               GENERAL PROVISIONS
                               ------------------

     10.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans and the issuance of the Facility Letters of Credit herein contemplated.

     10.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     10.3 Taxes. Any taxes (excluding federal income taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

     10.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     10.5 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent, the Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent, the Issuer and the Lenders relating to the subject matter thereof other than the fee letter described in Section 11.14.

     10.6 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     10.7 Expenses; Indemnification. The Borrower shall reimburse the Agent for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents, provided that Borrower shall not be obligated to reimburse the Agent for legal fees in connection with the preparation and execution of the Loan Documents for any amounts in excess of $15,000. The Borrower also agrees to reimburse the Agent and the Lenders for any costs and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Agent and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan or Facility Letter of Credit hereunder except to the extent that they are determined by a court of competent jurisdiction in a final and non-appealable order to have directly resulted from the negligence, gross negligence, or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

     10.8 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

     10.9 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower's audited financial statements.

     10.10 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     10.11 Nonliability of Lenders. The relationship between the Borrower, the Lenders, the Issuer, and the Agent shall be solely that of borrower, lender and letter of credit issuer. Neither the Agent, the Issuer, nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, the Issuer, nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Agent, the Issuer, nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a court of competent jurisdiction in a final and non-appealable order that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Issuer, nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

     10.12 Confidentiality. The Agent, the Issuer, and each Lender agree to hold any confidential information which it may receive from the Borrower or any Subsidiary pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to that Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which that Lender is a party, and (vi) permitted by Section 13.4.


                                   ARTICLE XI

                                   THE AGENT
                                   ---------

     11.1 Appointment; Nature of Relationship. American National Bank and Trust Company of Chicago is hereby appointed by the Lenders as the Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and
(iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

     11.2 Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

     11.3 General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

     11.4 No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent; (iv) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (v) the value, sufficiency, creation, perfection or priority of any interest in any collateral security.

     11.5 Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all the Lenders, if required hereunder), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     11.6 Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

     11.7 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be an employee of the Agent.

     11.8 Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders and not reimbursed by the Borrower under the Loan Documents, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 11.8 shall survive payment of the Obligations and termination of this Agreement.

     11.9 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

     11.10 Rights as a Lender. In the event the Agent is a Lender or the Issuer, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender or Issuer and may exercise the same as though it were not the Agent, and the term "Lender", "Lenders" or "Issuer" shall, at any time when the Agent is a Lender or Issuer, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender or the Issuer.

     11.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     11.12 Information. The Agent shall promptly deliver to the Lenders copies of all financial statements, written reports and other written information delivered by the Borrower to the Agent in compliance with the terms of this Agreement and any written requests by the Borrower for amendments or waivers to the Agreement. The Agent agrees that upon receipt by it of a written request from a Lender that such Lender wants information from the Borrower pursuant to Section 6.3.5(E) and Section 6.3.7 and specifying the information it wants, the Agent shall promptly request such information from the Borrower and will cooperate with the Lender to obtain the information desired by such Lender. The Agent shall have no responsibility for the timeliness, sufficiency, accuracy or completeness of any information supplied by the Borrower or for any interpretation or use thereof by the Lender. Agent's sole responsibility hereunder shall be to request the Borrower to provide the information.

     11.13 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders and with the consent of the Borrower, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and consented to by the Borrower within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $750,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

     11.14 Agent's Fee. The Borrower agrees to pay to the Agent, for its own account, the fees agreed to by the Borrower and the Agent pursuant to that certain letter agreement dated April 4, 1997, as amended August 28, 1997, or as otherwise agreed from time to time.


                                  ARTICLE XII

                            SETOFF; RATABLE PAYMENTS
                            ------------------------

     12.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

     12.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

     If an amount to be setoff is to be applied to Indebtedness of the Borrower to a Lender, other than Indebtedness evidenced by any of the Notes held by such Lender or a Facility Letter of Credit Obligation, such amount shall be applied first to the Obligations and only after the Obligations are paid in full and discharged shall it be applied to Indebtedness not evidenced by the Notes or Facility Letter of Credit.


                                  ARTICLE XIII

               BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
               -------------------------------------------------

     13.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section
13.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 13.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     13.2   Participations.

            13.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents. No Participant shall be permitted to make any claims itself under Article III, but may make claims through its applicable Lender, but only to the extent that the facts and circumstances giving rise to such claims also apply to the applicable Lender.

            13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, Facility Letter of Credit or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, Facility Letter of Credit or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan, Facility Letter of Credit or Commitment, releases any Guarantor of any such Loan, Facility Letter of Credit or releases any substantial portion of collateral, if any, securing any such Loan or Facility Letter of Credit.

            13.2.3 Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender.

     13.3 Assignments.

            13.3.1 Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit "D" hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or with respect to a Purchaser who is an Affiliate where said assignment immediately results in the imposition of increased costs pursuant to Article III hereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required to any assignment. Such consent shall not be unreasonably withheld or delayed.

            13.3.2 Effect; Effective Date. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Exhibit "I" to Exhibit "D" hereto (a "Notice of Assignment"), together with any consents required by Section 13.3.1, and (ii) payment of a $4,000 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.2, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

     13.4 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section
10.12 of this Agreement.

     13.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 4.3.


                                  ARTICLE XIV

                                    NOTICES
                                    -------

     14.1 Notices. Except as otherwise permitted by Section 2.13 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, the Issuer or the Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender or the Issuer, at its address or facsimile number set forth below its signature hereto or (z) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

     14.2 Change of Address. The Borrower, the Agent, the Issuer and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


                                   ARTICLE XV

                    COUNTERPARTS, AMENDMENT AND RESTATEMENT
                    ---------------------------------------

     15.1 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.

     15.2 Amendment and Restatement. This Agreement constitutes an amendment and restatement of the Prior Credit Agreement, which Prior Credit Agreement is fully superseded and amended and restated in its entirety hereby; provided, however, that the Obligations governed by the Prior Credit Agreement shall remain outstanding and in full force and effect and provided further that this Agreement does not constitute a novation of such Obligations.


                                  ARTICLE XVI

          CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL
          ------------------------------------------------------------

     16.1 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     16.2 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, THE ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT, THE ISSUER, OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

     16.3  WAIVER OF JURY TRIAL.  THE BORROWER, THE AGENT, THE

ISSUER, AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.



                                    PLATINUM technology, inc.

                                    By:  /s/ Michael P. Cullinane
                                         ------------------------

                                    Print Name: Michael P. Cullinane
                                                --------------------

                                    Title: Executive V.P. and CFO
                                           ----------------------

                                    1815 South Meyers Road
                                    Oakbrook Terrace, Illinois 60181-5235

                                    Attention: William J. Gecsey
                                               -----------------

     Commitments
     -----------

     $ 25,000,000                   AMERICAN NATIONAL BANK
                                    AND TRUST COMPANY OF
                                    CHICAGO,
                                    Individually and as Agent

                                    By: /s/ Paul C. Carlisle
                                        --------------------

                                    Print Name: Paul C. Carlisle
                                                ----------------

                                    Title: First V.P.
                                           ----------
                                         120 South LaSalle Street
                                         Chicago, Illinois 60603
                                    Attention: Paul Carlisle

     $25,000,000                    LASALLE NATIONAL BANK

                                    By: /s/ K. Scott Doyle
                                        ------------------
                                    Print Name: K. Scott Doyle
                                                --------------
                                    Title: SVP
                                           ---
                                         135 South LaSalle Street
                                         Suite 217
                                         Chicago, Illinois 60603
                                    Attention:

     $10,000,000                    SILICON VALLEY BANK

                                    By: /s/ Brent Donnell
                                        -----------------
                                    Print Name: Brent Donnell
                                                -------------
                                    Title: SVP
                                           ---
                                         9701 W. Higgins Road
                                         Suite 150
                                         Rosemont, Illinois 60018
                                    Attention:

     $5,000,000                     WELLS FARGO BANK

                                    By: /s/ Douglas W. Carlson
                                        ----------------------
                                    Print Name: Douglas W. Carlson
                                                ------------------
                                    Title: Senior Vice President
                                           ---------------------
                                         121 Park Center Plaza
                                         3/rd/ Fl
                                         San Jose, CA 95113
                                    Attention: Karen Barone

     $65,000,000
     ===========

                                  EXHIBIT "A"

                                      NOTE


$____________                                                  December 21, 1998


     PLATINUM technology, inc., a Delaware corporation (the "Borrower"), promises to pay to the order of __________________________________ (the
"Lender") the lesser of the principal sum of __________________ Dollars or the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of American National Bank and Trust Company of Chicago in Chicago, Illinois, as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.

     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder. Subject to the terms of the Agreement, the Borrower may repay and reborrow at any time prior to the Facility Termination Date.

     This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of December 21, 1998, (which, as it may be amended or modified and in effect from time to time, is herein called the "Agreement"), among the Borrower, the lenders party thereto, including the Lender, and American National Bank and Trust Company of Chicago, as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is guaranteed pursuant to the Guaranties, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

                              PLATINUM technology, inc.


                              _____________________________________

                              By:__________________________________
                              Print Name:__________________________
                              Title:_______________________________

                  SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
                                       TO
                       NOTE OF PLATINUM technology, inc.,
                            DATED December 21, 1998

                                                   Maturity
               Principal         Maturity          Principal
               Amount of        of Interest         Amount           Unpaid
Date             Loan             Period             Paid            Balance
----             ----             ------             -----           -------


                                  EXHIBIT "B"
                                FORM OF OPINION

                                                         __________, 19__

The Agent and the Lenders who are parties to the Credit Agreement described below.

Gentlemen/Ladies:

     We are counsel for PLATINUM technology, inc. (the "Borrower"), and have represented the Borrower in connection with its execution and delivery of a Credit Agreement dated as of December 21, 1998 (the "Agreement") among the Borrower, the Lenders named therein, and American National Bank and Trust Company of Chicago, as Agent, and providing for Advances and Facility Letters of Credit in an aggregate principal amount not exceeding $65,000,000 at any one time outstanding. All capitalized terms used in this opinion and not otherwise defined herein shall have the meanings attributed to them in the Agreement.

     We have examined the Borrower's articles of incorporation, by-laws, resolutions, the Loan Documents and such other matters of fact and law which we deem necessary in order to render this opinion. Based upon the foregoing, it is our opinion that:

     l. The Borrower and each Material Subsidiary are corporations duly incorporated, validly existing and in good standing under the laws of their states of incorporation and have all requisite authority to conduct their business in each jurisdiction in which their business is conducted.

     2. The execution and delivery of the Loan Documents by the Borrower and the performance by the Borrower of the Obligations have been duly authorized by all necessary corporate action and proceedings on the part of the Borrower and will not:

          (a) require any consent of the Borrower's shareholders;

          (b) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Material Subsidiaries or the Borrower's or any Material Subsidiary's articles of incorporation or by-laws or any indenture, instrument or agreement binding upon the Borrower or any of its Subsidiaries; or

          (c) result in, or require, the creation or imposition of any Lien pursuant to the provisions of any indenture, instrument or agreement binding upon the Borrower or any of its Subsidiaries.

     3. The Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable in accordance with their terms except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

     4. There is no litigation or proceeding against the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

     5. No approval, authorization, consent, adjudication or order of any governmental authority, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Material Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement, the issuance of any Facility Letters of Credit or in connection with the payment by the Borrower of the Obligations.

     6. The Obligations constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness.

     This opinion may be relied upon by the Agent, the Lenders and their participants, assignees and other transferees.


                              Very truly yours,

                              ___________________________

                                  EXHIBIT "C"

                             COMPLIANCE CERTIFICATE

To:  The Lenders parties to the
     Credit Agreement Described Below

     This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of December 21, 1998 (as amended, modified, renewed or extended from time to time, the "Agreement") among the PLATINUM technology, inc. (the "Borrower"), the lenders party thereto and American National Bank and Trust Company of Chicago, as Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

     THE UNDERSIGNED HEREBY CERTIFIES THAT:

     1.  I am the duly elected _____________________ of the Borrower;

     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

     4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

     ___________________________________________________________________________

     ___________________________________________________________________________

     ___________________________________________________________________________

     ___________________________________________________________________________

     The foregoing certifications, together with the computations set forth in
Schedule I [and Schedule II] hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ____ day of __________, 19___.

                      SCHEDULE I TO COMPLIANCE CERTIFICATE

                     Compliance as of _________, 199_ with
          Provisions of Section 6.2.1, 6.2.2, 6.2.3, 7.2, 7.5, and 7.7

A.   Quick Ratio ((S)6.2.1)

     1.     Cash and Cash Equivalents               ________________
     2.     Current and Non-Current Securities      ________________
     3.     Net Trade Accounts Receivable           ________________
     4.     Sum of Lines 1, 2 and 3                 ________________
     5.     Current Liabilities                     ________________
     6.     Current Portion of Deferred Revenues    ________________
     7.     Line 5 minus Line 6                     ________________
     8.     Ratio of Line 4 to Line 7               ________________
     9.     Line 8 must be equal to or exceed       1.00
                                                    ----------------
     10.    Borrower in Compliance                       Yes/No
                                                    ----------------

B.   Tangible Net Worth ((S)6.2.2)

     1.     Stockholders Common Equity              ________________
     2.     Outstanding Subordinated Debt           ________________
     3.     Sum of Lines 1 and 2                    ________________
     4.     Capitalized Software                    ________________
     5.     Goodwill                                ________________
     6.     Other Intangible Assets                 ________________
     7.     Sum of Lines 4, 5 and 6                 ________________
     8.     Line 3 minus Line 7 (Tangible Net Worth)________________
         Consolidated Net Income                    ________________
         50% of Line 9                              ________________
         Net proceeds of Stock sales                ________________
         Sum of Lines 10 & 11 and $275,000,000      ________________
         Line 8 must be equal to or exceed Line 12  ________________
     14.    Borrower in Compliance                       Yes/No
                                                    ----------------

C.   Total Liabilities to Tangible Net Worth (6.2.3)

     1.     Total Liabilities                       ________________
     2.     Outstanding Subordinated Debt           ________________
     3.     Deferred Revenues                       ________________
     4.     Sum of Lines 2 and 3                    ________________
     5.     Line 1 minus Line 4                     ________________
     6.     Tangible Net Worth (Line B.8)           ________________
     7.     Ratio of Line 5 to Line 6               ________________
     8.     Ratio must not exceed                        1.00
                                                    ----------------

     9.     Borrower in Compliance                          Yes/No
                                                       ----------------

D.          Indebtedness and Other Obligations (7.2)   ________________
     1.     Capitalized Lease Obligations              ________________
     2.     Other Contingent Obligations of
            Material Subsidiaries                      ________________
     3.     Other Indebtedness and Contingent
            Obligations                                ________________
     4.     No individual line to exceed                 $ 15,000,000
                                                       ----------------
         Contingent Obligations under 7.2(ix)
         Line 5 not to exceed                            $100,000,000
                                                       ----------------
         Borrower in Compliance                             Yes/No
                                                       ----------------

E.   Sale of Assets

     1.     Receivables Sold and Outstanding with
            Recourse to Borrower or any Subsidiary
         Line 1 not to exceed                            $100,000,000
                                                       ----------------
     3.     Borrower in Compliance                          Yes/No
                                                       ----------------

F.   Advances, Investments, and Loans

     1.     Temporary Working Capital financing
            and/or Advances to Third Parties           ________________
     2.     Line 1 not to exceed                         $ 15,000,000
                                                       ----------------
     3.     Borrower in Compliance                          Yes/No
                                                       ----------------

                                  EXHIBIT "D"

                              ASSIGNMENT AGREEMENT

     This Assignment Agreement (this "Assignment Agreement") between __________________________ (the "Assignor") and __________________ (the
"Assignee") is dated as of _________________, 19__. The parties hereto agree as follows:

     1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the "Credit Agreement") described in Item 1 of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

     2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of
Schedule 1 and the other Loan Documents. The aggregate Commitment (or Loans and participations in the Facility Letters of Credit, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

     3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the "Effective Date") shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Exhibit "I" attached hereto has been delivered to the Agent. Such Notice of Assignment must include any consents required to be delivered to the Agent by Section 13.3.1 of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

     4. PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, reimbursement payments under Facility Letters of Credit, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. In consideration for the sale and assignment of Loans and participations in the Letters of Credit hereunder, (i) the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Floating Rate Loans assigned to the Assignee hereunder and (ii) with respect to each Fixed Rate Loan made by the Assignor and assigned to the Assignee hereunder which is outstanding on the Effective Date, (a) on the last day of the Eurodollar Interest Period therefor or (b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any such Fixed Rate Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a),
(b) or (c) being hereinafter referred to as the "Payment Date"), the Assignee shall pay the Assignor an amount equal to the principal amount of the portion of such Fixed Rate Loan assigned to the Assignee which is outstanding on the Payment Date. If the Assignor and the Assignee agree that the Payment Date for such Fixed Rate Loan shall be the Effective Date, they shall agree to the interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective Date to the end of the existing Eurodollar Interest Period applicable to such Fixed Rate Loan (the "Agreed Interest Rate") and any interest received by the Assignee in excess of the Agreed Interest Rate shall be remitted to the Assignor. In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the Borrower with respect to any Fixed Rate Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such Fixed Rate Loan sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Credit Agreement. In the event a prepayment of any Fixed Rate Loan which is existing on the Payment Date and assigned by the Assignor to the Assignee hereunder occurs after the Payment Date but before the end of the Eurodollar Interest Period applicable to such Fixed Rate Loan, the Assignee shall remit to the Assignor the excess of the prepayment penalty paid with respect to the portion of such Fixed Rate Loan assigned to the Assignee hereunder over the amount which would have been paid if such prepayment penalty was calculated based on the Agreed Interest Rate. The Assignee will also promptly remit to the Assignor (i) any principal payments received from the Agent with respect to Fixed Rate Loans prior to the Payment Date and (ii) any amounts of interest on Loans and fees and reimbursement payments received from the Agent which relate to the portion of the Loans and Facility Letters of Credit assigned to the Assignee hereunder for periods prior to the Effective Date, in the case of Floating Rate Loans or fees, or the Payment Date, in the case of Fixed Rate Loans, and not previously paid by the Assignee to the Assignor.* In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

*Each Assignor may insert its standard payment provisions in lieu of the payment terms included in this Exhibit.

     5. FEES PAYABLE BY THE ASSIGNEE. The Assignee shall pay to the Assignor a fee on each day on which a payment of interest or fees is made under the Credit Agreement with respect to the amounts assigned to the Assignee hereunder (other than a payment of interest or commitment fees for the period prior to the Effective Date or, in the case of Fixed Rate Loans, the Payment Date, which the Assignee is obligated to deliver to the Assignor pursuant to Section 4 hereof). The amount of such fee shall be the difference between (i) the interest or fee, as applicable, paid with respect to the amounts assigned to the Assignee hereunder and (ii) the interest or fee, as applicable, which would have been paid with respect to the amounts assigned to the Assignee hereunder if each interest rate was ___ of 1% less than the interest rate paid by the Borrower or if the [commitment fee/ Facility Letter of Credit fee] was ___ of 1% less than the commitment fee paid by the Borrower, as applicable. In addition, the Assignee agrees to pay ___% of the recordation fee required to be paid to the Agent in connection with this Assignment Agreement.

     6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR'S LIABILITY. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the Property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans and the Facility Letters of Credit or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

     7. REPRESENTATIONS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to

Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, [(vii) confirms that it is an Eligible Assignee,]* [and (viii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes].**

*to be inserted if required by the Credit Agreement.
**to be inserted if the Assignee is not incorporated under the laws of the United States, or a state thereof.

     8. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment Agreement.

     9. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section [13.3.1] of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under [Sections 4, 5 and 8] hereof.

     10. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment.

     11. ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

     12. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.


     13. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

                              [NAME OF ASSIGNOR]

                              By:    _______________________________
                              Title: _______________________________
                                     _______________________________
                                     _______________________________


                              [NAME OF ASSIGNEE]

                              By:    _______________________________
                              Title: _______________________________
                                     _______________________________
                                     _______________________________

                                   SCHEDULE 1
                            to Assignment Agreement

1.   Description and Date of Credit Agreement:

2.   Date of Assignment Agreement: _____________, 19__

3.   Amounts (As of Date of Item 2 above):

4.   Assignee's Aggregate (Loan
     Amount)**  Commitment Amount
     Purchased Hereunder:                  $_____

5.   Proposed Effective Date:             ________

Accepted and Agreed:

[NAME OF ASSIGNOR]                [NAME OF ASSIGNEE]
By:_____________             By:________________
Title:__________             Title:_____________



**   If a Commitment has been terminated, insert outstanding Loans in place of
Commitment
***  Percentage taken to 10 decimal places

                Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

         Attach Assignor's Administrative Information Sheet, which must include notice address for the Assignor and the Assignee

                                  EXHIBIT "F"

                                   GUARANTY

                                  EXHIBIT "I"
                            to Assignment Agreement

                                    NOTICE
                                 OF ASSIGNMENT
                                 -------------

                                        __________, 19_

To:       [NAME OF BORROWER]*
          _________________________
          _________________________

          [NAME OF AGENT]
          _________________________
          _________________________


From:     [NAME OF ASSIGNOR] (the "Assignor")

          [NAME OF ASSIGNEE] (the "Assignee")

     1. We refer to that Credit Agreement (the "Credit Agreement") described in Item 1 of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

     2. This Notice of Assignment (this "Notice") is given and delivered to [the Borrower and] the Agent pursuant to Section [13.3.2] of the Credit Agreement.

     3. The Assignor and the Assignee have entered into an Assignment Agreement, dated as of ___________, 19__ (the "Assignment"), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstandings, rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1. The Effective Date of the Assignment shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment and any consents and fees required by Sections 13.3.1 and 13.3.2 of the Credit Agreement have been delivered to the Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

     4. The Assignor and the Assignee hereby give to the Borrower and the Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Agent before the date specified in Item 5 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to
Section 3 hereof if it occurs thereafter. The Assignor shall notify the Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Agent, the Assignor will give the Agent written confirmation of the satisfaction of the conditions precedent.

     5. The Assignor or the Assignee shall pay to the Agent on or before the Effective Date the processing fee of $4,000 required by Section 13.3.2 of the Credit Agreement.

     6. If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacements notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to the Agent the original Note received by it from the Borrower upon its receipt of a new Note in the appropriate amount.

     7. The Assignee advises the Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

     8. The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are "plan assets" as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be "plan assets" under ERISA.

     9. The Assignee authorizes the Agent to act as its agent under the Loan Documents in accordance with the terms thereof. The Assignee acknowledges that the Agent has no duty to supply information with respect to the Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.*

*May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.

NAME OF ASSIGNOR                         NAME OF ASSIGNEE

By:______________________                By:________________________

Title:___________________                Title:_____________________



ACKNOWLEDGED [AND CONSENTED TO]     ACKNOWLEDGED [AND CONSENTED TO]
BY [NAME OF AGENT]                  BY [NAME OF BORROWER]

By:_________________________________     By:________________________________
Title:______________________________     Title:_____________________________

                 [Attach photocopy of Schedule 1 to Assignment]

                                  EXHIBIT "E"
                 LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To American National Bank and Trust Company of Chicago as Agent (the "Agent") under the Credit Agreement
Described Below.

Re: Credit Agreement, dated December 21, 1998 (as the same may be amended or modified, the "Credit Agreement"), among PLATINUM technology, inc. (the "Borrower"), the Lenders named therein and the Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

     The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.13 of the Credit Agreement.

Facility Identification Number(s)_______________________________________________

Customer/Account Name___________________________________________________________

Transfer Funds To_______________________________________________________________

                    ____________________________________________________________

                    ____________________________________________________________

For Account No._________________________________________________________________

Reference/Attention To__________________________________________________________

Authorized Officer (Customer Representative)  Date______________________________

________________________________         _______________________________________
(Please Print)                                Signature

Bank Officer Name                   Date________________________________________

________________________________    ____________________________________________
(Please Print)                                Signature

   (Deliver Completed Form to Credit Support Staff For Immediate Processing)

                                SCHEDULE "5.2.1"

                      SUBSIDIARIES AND OTHER INVESTMENTS
                           (See Sections___________)

Investment      Owned       Amount of      Percent      Jurisdiction of
    In           By        Investment     Ownership      Organization
    --           --        ----------     ---------      ------------


                                 SCHEDULE "5.6"

                                   LITIGATION


                                     None

                                SCHEDULE "5.8"

                                   APPROVALS


                                     None

                                SCHEDULE "7.2"

                            INDEBTEDNESS AND LIENS
                           (See Sections__________)

                                                             Maturity
Indebtedness     Indebtedness          Property             and Amount
Incurred By         Owed To       Encumbered (If Any)     of Indebtedness
-----------         -------       -------------------     ---------------


                                  Schedule 7.4


     This summarizes Platinum technology, inc.'s ("PTI") action on reorganizing PTI into a holding company structure. As shown on the attached chart, the new organization will result in the current PTI becoming a holding company with no operations. The name "Platinum technology, inc." will be moved down to the operating subsidiary level. PTI will then have three new subsidiaries (one first tier and two second tier):/1/

     The intellectual property ("IP") holding company -- this will be the first tier subsidiary which will hold all intellectual property and license it for use by the other subsidiaries;

     1. The principal operating company -- this will be owned by the IP Holding Company and will own all of the domestic assets, employ the domestic operating personnel and conduct all the domestic business;

     The international holding company ("IHC") -- this will be owned by the IP
          Holding Company, will have exclusive foreign distribution rights to the firm's software and outbound international IP rights will be channeled through this company.

     The mechanics of the transaction in broad brush strokes are as follows:

I.   Create New Operating Company.
     ----------------------------

     Current PTI establishes a newly formed wholly owned Delaware corporation.
          At conclusion of the reorganization current PTI will be renamed so that the operating company is Platinum technology, inc.

     Current PTI assigns to the new operating sub all of PTI's operating assets, liabilities and contracts. The non operating items retained by the current PTI will be cash, investments, stock in subsidiaries (foreign and domestic), convertible notes payable, and any outstanding debt under any credit agreement. In return for this contribution, PTI would receive the stock of the newco, a promissory note payable from newco to PTI, and agreements for the operating company to use and exploit PTI's current intellectual property and develop all future intellectual property which in turn would be owned by the new intellectual property holding company.

     All domestic operations would then be conducted out of the new operating company.

II.  Create International Holding Company ("IHC").
     --------------------------------------------

     Current PTI also forms an international holding company which will be an off-shore entity organized in the Netherlands.

     When the IP Holding Company is formed (see III below), the IHC is contributed to the IP Holding Company and becomes a subsidiary of the IP Holding Company. The IHC will then be granted an exclusive license from the IP Holding Company for distributing

------------------------
/1/ Additionally, the existing acquired subsidiaries would continue to exist and be transferred to and owned by the intellectual property holding company. New acquisitions in the future to be paid for in PTI stock would be done through new first tier subsidiaries which might later be dropped down and become wholly owned by the IP Holding Company.

          PTI's intellectual property rights off-shore.

     The stock of all (or a vast majority of) existing foreign subsidiaries will also be transferred to the IHC.

     Any foreign subsidiaries that have development operations will contract directly with the IP Holding Company to develop future intellectual property for the account of the IP Holding Company.

III. Create IP Holding Company:
     -------------------------

     Current PTI forms a new Delaware corporation, the sole business of which will be to hold and license all of the PTI intellectual property.

     Current PTI will contribute all its intellectual property to the IP Holding
          Company and the stock of all the other subsidiaries (i.e., the new operating company, the new international holding company and other existing acquisition subsidiaries) in return for the stock of IP Holding Company and a note. The new operating company and the other subsidiaries will then be subsidiaries of the IP Holding Company.

     The IP Holding Company licenses the intellectual property to the new operating company. The new operating company also agrees to develop future intellectual property for the account of the IP Holding Company.

  Credit Agreement Issues
  -----------------------

     Each of the new operating company, the IHC and IP Holding Company would guaranty or become a co-obligor under PTI's Amended and Restated Credit Agreement with American National Bank and Trust Company of Chicago, as Agent, and the lenders party thereto (the "Credit Agreement"). In addition, each of Platinum Technology UK Limited, Platinum Technology GmbH, and each other foreign subsidiary which is or becomes a Material Subsidiary as defined in the Credit Agreement would guaranty PTI's obligations thereunder.

                          Insert Reorganization Chart
                          ---------------------------